UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
____________________________________________

Filed by the Registrant.  ☒                               Filed by a Party other than the Registrant.  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Facebook, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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1601 Willow Road
Menlo Park, California 94025
April 14, 2017
To Our Stockholders:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders (Annual Meeting) of Facebook, Inc. to be held at the Pullman San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on June 1, 2017, at 11:00 a.m. Pacific Time.
The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.
You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.
We look forward to seeing you at the meeting.
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2017: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 1, 2017

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Facebook, Inc. will be held at the Pullman San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on June 1, 2017, at 11:00 a.m. Pacific Time, for the following purposes:
1. To elect eight directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Marc L. Andreessen
Erskine B. Bowles
Susan D. Desmond-Hellmann
Reed Hastings
Jan Koum
Sheryl K. Sandberg
Peter A. Thiel
Mark Zuckerberg
2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
3. To consider and vote upon five stockholder proposals, if properly presented.
4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Only stockholders of record at the close of business on April 7, 2017 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,
Mark Zuckerberg
Chairman and Chief Executive Officer
Menlo Park, California
Whether or not you expect to attend the Annual Meeting, please vote via the Internet, by telephone, or complete, date, sign, and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

Facebook, Inc.
1601 Willow Road
Menlo Park, California 94025
PROXY STATEMENT
April 14, 2017
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.	What are proxy materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Facebook, Inc., a Delaware corporation, in connection with the 2017 Annual Meeting of Stockholders (Annual Meeting) to be held at the Pullman San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California 94065, on June 1, 2017, at 11:00 a.m. Pacific Time. The proxy statement and form of proxy are being distributed and made available on the Internet on or about April 14, 2017. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (SEC) rules and is designed to assist you in voting your shares. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2016 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting (Proxy Materials).

2.	How can I access the proxy materials over the Internet?
An electronic copy of this proxy statement and Annual Report also are available at www.proxyvote.com.

3.	How can I sign up for the electronic proxy delivery service?
The proxy card included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printing and mailing these materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

4.	I share an address with another stockholder. Why did we receive only one copy of the proxy materials and how may I obtain an additional copy of the proxy materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," is intended to provide extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Proxy Materials, please notify your broker. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request "householding" and authorize your broker to discontinue mailings of multiple annual reports and proxy statements by contacting your broker.

5.	What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	Proposal One: the election of eight directors;

•	Proposal Two: the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017;

•	Proposal Three: a stockholder proposal regarding change in stockholder voting;

•	Proposal Four: a stockholder proposal regarding a lobbying report;

•	Proposal Five: a stockholder proposal regarding false news;

•	Proposal Six: a stockholder proposal regarding a gender pay equity report; and

•	Proposal Seven: a stockholder proposal regarding an independent chair.
The five stockholder proposals (Proposals Three through Seven) are hereinafter referred to as the "Stockholder Proposals." Other than the proposals described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting.
6.    How does the board of directors recommend I vote on these proposals?

•	"FOR" the election of each director nominee;

•	"FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

•	"AGAINST" each of the five Stockholder Proposals (Proposals Three through Seven).

7.	Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 7, 2017, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 7, 2017, we had 2,363,736,836 shares of Class A common stock outstanding and 533,627,121 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.
A quorum is required for our stockholders to conduct business at the Annual Meeting. A quorum exists if stockholders holding at least a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote are present at the Annual Meeting in person or represented by proxy. Dissenters' rights are not applicable to any of the matters being voted upon at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), you are considered the stockholder of record with respect to those shares, and the Proxy Materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name" and the Proxy Materials were forwarded to you by your broker or nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker's procedures for obtaining a legal proxy. If you are a beneficial stockholder, your broker or nominee will provide voting instructions for you to use.

8.	What votes are required to approve each of the proposals?
For Proposal One, directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected.
Approval of Proposal Two through Seven requires the affirmative "FOR" vote of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast "FOR" or "AGAINST" such proposal.

9.	How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on "routine" matters. Where a proposal is not "routine," a broker who has not received instructions from its clients does not have discretion to vote its clients' uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered a routine matter. All other proposals are considered "non-routine," and your broker will not have discretion to vote on these proposals.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals, except where brokers may exercise their discretion on routine matters, as discussed above.

10.	Can I vote in person at the Annual Meeting?
For stockholders with shares registered in the name of a brokerage firm or bank or other similar organization, you will need to obtain a legal proxy from the broker, bank, or other nominee that holds your shares before you can vote your shares in person at the Annual Meeting. For stockholders with shares registered directly in their names with Computershare, you may vote your shares in person at the Annual Meeting.

11.	What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 9:30 a.m. Pacific Time, and the Annual Meeting will begin at 11:00 a.m. Pacific Time.
Register in Advance

We encourage you to RSVP for the meeting and print your admission ticket at www.proxyvote.com. You will need the 16-digit control number printed on the proxy materials. On the day of the meeting you will be required to present a valid government photo identification along with the admission ticket. Please register by May 26, 2017.

Register at the Stockholder Meeting

To register at the meeting, please bring the following documents:

1.	Valid government photo identification, such as a driver's license or passport; and

2.
Beneficial stockholders holding their shares through a broker, bank, trustee, or other nominee will need to bring proof of beneficial ownership as of April 7, 2017, the record date, such as their most recent account statement reflecting their stock ownership prior to April 7, 2017, a copy of the voting instruction card provided by their broker, bank, trustee, or other nominee, or similar evidence of ownership.

Use of cameras, recording devices, computers, and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.
Please allow ample time for check-in. Parking may be limited. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons will be subject to search.

12.	Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with Computershare will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with

Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly.
The accompanying proxy card provides instructions on how to vote via the Internet or by telephone.

13.	How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote "FOR" the election of all nominees presented by the board of directors; in the case of the ratification of Ernst & Young LLP as our independent registered public accounting firm, as a vote "FOR" such ratification; and in the case of each of the five Stockholder Proposals, as a vote "AGAINST" each such proposal. In the event that sufficient votes for the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

14.	How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank, or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring a legal proxy to the Annual Meeting.

15.	Who will tabulate the votes?
We have designated a representative of the Veaco Group as the Inspector of Elections who will tabulate the votes.

16.	How can I make proposals or make a nomination for director for next year's annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws, as applicable. In order for a stockholder proposal or nomination for director to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2018, the proposal or nomination must be received by us at our principal executive offices no later than December 15, 2017. Stockholders wishing to bring a proposal or nominate a director before the annual meeting to be held in 2018 (but not include it in our proxy materials) must provide written notice of such proposal to our Secretary at our principal executive offices between February 1, 2018 and March 3, 2018 and comply with the other provisions of our amended and restated bylaws.

17.	Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. Following the original mailing of the Proxy Materials and other soliciting materials, we or our agents may also solicit proxies in person, by telephone, or email. Following the original mailing of the Proxy Materials and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the Proxy Materials and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers and directors as of March 31, 2017:

Name	Age	Position(s)
Mark Zuckerberg	32	Chairman and Chief Executive Officer
Sheryl K. Sandberg	47	Chief Operating Officer and Director
David M. Wehner	48	Chief Financial Officer
Christopher K. Cox	34	Chief Product Officer
David B. Fischer	44	Vice President, Business and Marketing Partnerships
Mike Schroepfer	42	Chief Technology Officer
Colin S. Stretch	47	Vice President and General Counsel
Marc L. Andreessen(1)(2)	45	Director
Erskine B. Bowles(1)	71	Director
Susan D. Desmond-Hellmann*(1)	59	Director
Reed Hastings(2)	56	Director
Jan Koum	41	Director
Peter A. Thiel(2)	49	Director
__________________________________________

*	Lead Independent Director

(1)	Member of the audit committee

(2)	Member of the compensation & governance committee

Mark Zuckerberg is our founder and has served as our Chief Executive Officer (CEO) and as a member of our board of directors since July 2004. Mr. Zuckerberg has served as Chairman of our board of directors since January 2012. Mr. Zuckerberg attended Harvard University where he studied computer science. We believe that Mr. Zuckerberg should serve as a member of our board of directors due to the perspective and experience he brings as our founder, Chairman, and CEO, and as our largest and controlling stockholder.
Sheryl K. Sandberg has served as our Chief Operating Officer (COO) since March 2008 and as a member of our board of directors since June 2012. From November 2001 to March 2008, Ms. Sandberg served in various positions at Google, Inc., most recently as Vice President, Global Online Sales & Operations. Ms. Sandberg also is a former Chief of Staff of the U.S. Treasury Department and previously served as a consultant with McKinsey & Company, a management consulting company, and as an economist with The World Bank. In addition to serving as our COO, Ms. Sandberg has been a member of the board of directors of the Walt Disney Company since December 2009 and a director of SurveyMonkey since July 2015. Ms. Sandberg previously served as a member of the board of directors of Starbucks Corporation from March 2009 to March 2012. Ms. Sandberg holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School. We believe that Ms. Sandberg should serve as a member of our board of directors due to the perspective and experience she brings as our COO.
David M. Wehner has served as our Chief Financial Officer (CFO) since June 2014. Mr. Wehner joined us in November 2012 as our Vice President, Corporate Finance and Business Planning. From August 2010 until November 2012, Mr. Wehner served as Chief Financial Officer at Zynga Inc., a provider of social game services. From February 2001 to July 2010, Mr. Wehner served in various positions at Allen & Company, an investment bank, including as a Managing Director from November 2006 to July 2010 and as a director from December 2005 to November 2006. Mr. Wehner holds a B.S. in chemistry from Georgetown University and an M.S. in applied physics from Stanford University.
Christopher K. Cox has served in various positions with us since October 2005, most recently as our Chief Product Officer (CPO). Mr. Cox joined us as a software engineer and helped build the first versions of key Facebook features, including News Feed. Mr. Cox holds a B.S. in symbolic systems with a concentration in artificial intelligence from Stanford University.
David B. Fischer has served in various positions with us since April 2010, most recently as our Vice President, Business and Marketing Partnerships. From July 2002 to March 2010, Mr. Fischer served in various positions at Google, including most recently as its Vice President, Global Online Sales & Operations. Prior to joining Google, Mr. Fischer served as Deputy Chief of Staff of the U.S. Treasury Department and was an associate editor at the U.S. News & World Report, L.P., a news magazine company. Mr. Fischer holds a B.A. in government from Cornell University and an M.B.A. from the Stanford University Graduate School of Business.
Mike Schroepfer has served in various positions with us since September 2008, most recently as our Chief Technology Officer (CTO). From December 2005 to August 2008, Mr. Schroepfer served as Vice President of Engineering at Mozilla Corporation, an Internet company. Prior to Mozilla, Mr. Schroepfer served in various positions at Sun Microsystems, Inc., an information technology company, including as Chief Technology Officer of its data center automation division. He also co-founded CenterRun, Inc., a developer of application provisioning software, which was acquired by Sun Microsystems. In addition to serving as our CTO, Mr. Schroepfer previously served as a member of the board of directors of Ancestry.com Inc. from January 2011 to December 2012. Mr. Schroepfer holds a B.S. and an M.S. in computer science from Stanford University.
Colin S. Stretch has served as our Vice President and General Counsel since July 2013 and was our Secretary from July 2013 to February 2016. Mr. Stretch first joined us in February 2010 as Deputy General Counsel. From 2002 to 2010, Mr. Stretch was a partner at Kellogg Huber Hansen Todd Evans & Figel, PLLC, a law firm. Earlier in his career, Mr. Stretch served as a law clerk for U.S. Supreme Court Justice Stephen Breyer and for Judge Laurence Silberman of the U.S. Court of Appeals for the D.C. Circuit. Mr. Stretch holds an A.B. in government from Dartmouth College and a J.D. from Harvard Law School.
Marc L. Andreessen has served as a member of our board of directors since June 2008. Mr. Andreessen is a co-founder and has been a General Partner of Andreessen Horowitz, a venture capital firm, since July 2009. Previously, Mr. Andreessen co-founded and served as the Chairman of the board of directors of Opsware, Inc. (formerly known as Loudcloud Inc.), a software company. He also served as Chief Technology Officer of America Online, Inc., an Internet services company. Mr. Andreessen was a co-founder of Netscape Communications Corporation, a software company, serving in various positions, including Chief Technology Officer and Executive Vice President of Products. In addition to serving on our board of directors, Mr. Andreessen currently serves as a member of the boards of directors of Hewlett Packard Enterprise Company and several private companies. Mr. Andreessen previously served as a member of the boards of directors of eBay Inc. from September 2008 to October 2014 and Hewlett-Packard Company from September 2009 to October 2015. Mr. Andreessen holds a B.S. in computer science from the University of Illinois at Urbana-Champaign. We believe that Mr. Andreessen should serve as a member of our board of directors due to his extensive experience as an Internet entrepreneur, venture capitalist, and technologist.
Erskine B. Bowles has served as a member of our board of directors since September 2011. Mr. Bowles is President Emeritus of the University of North Carolina and served as President from January 2006 through December 2010. Mr. Bowles has also been a Senior Advisor and non-executive vice chairman of BDT Capital Partners, LLC, a private investment firm, since January 2012. From February 2010 until December 2010, he served as Co-Chair of the National Commission on Fiscal Responsibility and Reform. Mr. Bowles was Managing Director of Carousel Capital LLC, a private investment firm, from 1999 to 2001, and was a Senior Advisor for the firm from 2001 to 2015. He was also a partner of Forstmann Little & Co., an investment firm, from 1999 to 2001. Mr. Bowles began his career in corporate finance at Morgan Stanley & Co. LLC and subsequently helped found and ultimately served as Chairman and Chief Executive Officer of Bowles Hollowell Connor & Co., an investment banking firm. He also was a founder of Kitty Hawk Capital, a venture capital firm. Mr. Bowles served as White House Chief of Staff from 1996 to 1998 and Deputy White House Chief of Staff from 1994 to 1995. In addition to serving on our board of directors, Mr. Bowles currently serves as a member of the boards of directors of Morgan Stanley and Norfolk Southern Corporation. Mr. Bowles also served as a member of the board of directors of General Motors Company from June 2005 to April 2009, Cousins Properties Incorporated from August 2003 to May 2012, and Belk, Inc. from May 2011 to November 2015. Mr. Bowles holds a B.S. in business from the University of North Carolina at Chapel Hill and an M.B.A. from Columbia University Graduate School of Business. We believe that Mr. Bowles should serve as a member of our board of directors due to his extensive experience in the financial services industry and academia as well as his distinguished public service.
Susan D. Desmond-Hellmann has served as a member of our board of directors since March 2013. Dr. Desmond-Hellmann has served as the Chief Executive Officer of the Bill & Melinda Gates Foundation since May 2014. Prior to the Bill & Melinda Gates Foundation, Dr. Desmond-Hellmann was the Chancellor and Arthur and Toni Rembe Rock Distinguished Professor, University of California, San Francisco (UCSF), where she served since August 2009. From 2004 through 2009, Dr. Desmond-Hellmann served as President of Product Development at Genentech, where she was responsible for pre-clinical and clinical development, business development, and product portfolio management. She joined Genentech in 1995. Prior to joining Genentech, Dr. Desmond-Hellmann was associate director of clinical cancer research at Bristol-Myers Squibb Pharmaceutical Research Institute. In addition to serving on our board of directors, Dr. Desmond-Hellmann previously served as a member of the board of directors of The Procter & Gamble Company from December 2010 until October 2016. Dr. Desmond-Hellmann holds a B.S. in pre-med and an M.D. from the University of Nevada, Reno, and an M.P.H. from the University of California, Berkeley. We believe Dr. Desmond-Hellmann should serve as a member of our board of directors due to her extensive leadership and technology experience.
Reed Hastings has served as a member of our board of directors since June 2011. Mr. Hastings has served as the Chief Executive Officer and Chairman of the board of directors of Netflix, Inc., a provider of an Internet subscription service for movies and television shows, since 1999. Prior to Netflix, Mr. Hastings served as Chief Executive Officer of Technology Network, a political service organization for the technology industry. Mr. Hastings served as Chief Executive Officer of Pure Atria Software, a maker of software development tools, from 1991 until it was acquired by Rational Software Corporation in 1997. Mr. Hastings previously served as a member of the board of directors of Microsoft Corporation from March 2007 to November 2012. Mr. Hastings holds a B.A. in mathematics from Bowdoin College and an M.S.C.S. in computer science from Stanford University. We believe that Mr. Hastings should serve as a member of our board of directors due to his extensive experience with technology companies.
Jan Koum has served as a member of our board of directors since October 2014. Since February 2009, Mr. Koum has served and continues to serve as co-founder and Chief Executive Officer of WhatsApp Inc. (WhatsApp), a cross-platform mobile messaging application company and our wholly-owned subsidiary. Mr. Koum attended San Jose State University where he studied math and computer science. Mr. Koum left San Jose State University before achieving a degree. We believe that Mr. Koum should serve as a member of our board of directors due to the perspective and experience he brings as the co-founder and Chief Executive Officer of WhatsApp.
Peter A. Thiel has served as a member of our board of directors since April 2005. Mr. Thiel has served as President of Thiel Capital, an investment firm, since 2011, a Partner of Founders Fund, a venture capital firm, since 2005, and President of Clarium Capital Management, a global macro investment manager, since 2002. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its board of directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel holds a B.A. in philosophy from Stanford University and a J.D. from Stanford Law School. We believe that Mr. Thiel should serve as a member of our board of directors due to his extensive experience as an entrepreneur and venture capitalist, and as one of our early investors.
Executive Officers
Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.
Board of Directors
Our board of directors may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is nine. Our current directors, if elected, will continue to serve as directors until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.
Our board of directors held eight meetings during 2016. No member of our board of directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Members of our board of directors are invited and encouraged to attend each annual meeting of stockholders.
Board Leadership Structure
Mark Zuckerberg, our founder and CEO, serves as Chairman of our board of directors and presides over meetings of the board of directors, and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of our board of directors. Mr. Zuckerberg brings valuable insight to our board of directors due to the perspective and experience he brings as our founder and CEO, and as our largest and controlling stockholder. Dr. Desmond-Hellman currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairman and the independent directors, and performs such additional duties as the board of directors may otherwise determine and delegate. Generally, each regular meeting of our board of directors includes a meeting of our independent directors without management present.

Controlled Company Status
Because Mr. Zuckerberg controls a majority of our outstanding voting power, we are a "controlled company" under the corporate governance rules of the NASDAQ Stock Market LLC (NASDAQ). Therefore, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our board of directors has determined not to have an independent nominating function and to have the full board of directors be directly responsible for nominating members of our board.
Director Independence
The rules of NASDAQ generally require that a majority of the members of a listed company's board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company's audit, compensation, and governance committees be independent. Although we are a "controlled company" under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted, under our corporate governance guidelines, to have a majority of the members of our board of directors be independent. In addition, contingent upon our payment of a dividend of Class C capital stock as described in last year's proxy statement, our corporate governance guidelines will be amended to provide that our compensation & governance committee will be comprised solely of independent directors.
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the rules of NASDAQ. Our board of directors has also determined that Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann, who comprise our audit committee, and Messrs. Andreessen, Hastings, and Thiel, who comprise our compensation & governance committee, satisfy the independence standards for those committees established by applicable SEC rules, NASDAQ rules and applicable rules of the Internal Revenue Code of 1986, as amended (Code). With respect to the independence of Messrs. Hastings and Thiel, our board of directors considered that Netflix, Inc., of which Mr. Hastings is the Chief Executive Officer and Chairman of the board of directors, and ContextLogic Inc., of which Mr. Thiel was a significant stockholder in 2016, purchased and received credits to purchase advertising from us in the ordinary course of business pursuant to our standard terms and conditions, including through a competitive bid auction. With regard to Messrs. Hastings and Thiel, our board of directors determined that such arrangements, transactions, or relationships do not interfere with the exercise of independent judgment by these directors in carrying out their responsibilities as our director.
Classified Board
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, we will not have a classified board of directors, and all directors will be elected for annual terms. As of the close of business on April 7, 2017, the outstanding shares of Class B common stock represented a majority of the combined voting power of our common stock.
However, our restated certificate of incorporation and our amended and restated bylaws provide that when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, we will have a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. At such time, our directors will be assigned by the then-current board of directors to a class. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal.

In addition, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock and we have a classified board, only our board of directors may fill vacancies on our board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.
The classification of our board of directors, if implemented, may have the effect of delaying or preventing changes in our control or management.
Board Committees
Our board of directors has established an audit committee and a compensation & governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors. Each of these committees has a written charter. Current copies of the charters of the audit committee and compensation & governance committee are available on our website at http://investor.fb.com/governance.cfm.
From time to time, the board of directors may also establish ad hoc committees to address particular matters.
Audit Committee
Our audit committee is comprised of Messrs. Andreessen and Bowles, and Dr. Desmond-Hellmann. Mr. Bowles is the chairman of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined under the rules of NASDAQ. The designation does not impose on Mr. Bowles any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our board of directors has adopted a charter for our audit committee. As more fully described in its charter, our audit committee is directly responsible for, among other things:

•	selecting the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures to enable submission of anonymous concerns about accounting or auditing matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions;

•	reviewing our legal compliance risk exposures and program for promoting and monitoring compliance with applicable legal and regulatory requirements;

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm; and

•	overseeing our internal audit function.
During 2016, the audit committee met in person or by telephone, or acted by unanimous written consent, eleven times.
Compensation & Governance Committee
Our compensation & governance committee is comprised of Messrs. Andreessen, Hastings, and Thiel. Mr. Hastings is the chairman of our compensation & governance committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined under Section 162(m) of the Code. Our board of directors has adopted a charter for our compensation & governance committee. As more fully described in its charter, our compensation & governance committee is responsible for, among other things:

•	evaluating the performance of our executive officers;

•	evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs maintained by us;

•	administering our equity-based compensation plans and our annual bonus plan;

•	considering and making recommendations regarding non-employee director compensation;

•	considering and making recommendations to our board of directors regarding its remaining responsibilities relating to executive compensation;

•	monitoring succession planning for certain of our key executives;

•	developing and recommending corporate governance guidelines and policies;

•	overseeing the evaluation process for our board of directors and committees thereof;

•	reviewing and granting proposed waivers of the code of conduct for executive officers; and

•
advising our board of directors on corporate governance matters and board of director performance matters, including recommendations regarding the structure and composition of our board of directors and committees thereof.

The charter for our compensation & governance committee allows the committee from time to time to delegate its authority to subcommittees and to our officers, as it may be deemed necessary or appropriate. In December 2013, our compensation committee (which was the predecessor to our compensation & governance committee) authorized the formation and delegation of certain authority to an equity subcommittee, which is now a subcommittee of the compensation & governance committee. The current members of the equity subcommittee are Ms. Sandberg and Mr. Wehner, and the members, acting either individually or jointly, have the authority to review and approve restricted stock units (RSUs) to employees and consultants, other than to directors and our executive officers. The compensation & governance committee has not adopted a written charter for the equity subcommittee.
During 2016, the compensation & governance committee met in person or by telephone, or acted by unanimous written consent, eleven times.
During 2016, the equity subcommittee of the compensation & governance committee met in person or by telephone, or acted by written consent, sixteen times.
Policy Regarding Nominations
The policy of our board of directors is to encourage the selection of directors who will contribute to our mission to make the world more open and connected. Our board of directors is responsible for identifying and nominating members for election to our board of directors. The board of directors considers recommendations from directors, stockholders, and others as it deems appropriate, including our founder, Chairman, CEO, and controlling stockholder, Mr. Zuckerberg. Our board of directors may review from time to time the appropriate skills and characteristics desired of members of the board of directors, including the appropriate role of diversity. In evaluating potential candidates for nomination, our board of directors considers these factors in the light of the specific needs of the board of directors at that time and shall also consider advice and recommendations from our compensation & governance committee and from Mr. Zuckerberg.
The board of directors does not distinguish between nominees recommended by stockholders and other nominees. However, stockholders desiring to nominate a director candidate at the annual meeting must comply with certain procedures. We explain the procedures for nominating a director candidate at next year's annual meeting in "Questions and Answers About the Proxy Materials and the Annual Meeting—How can I make proposals or make a nomination for director for next year's annual meeting?"

Board Role in Risk Oversight
Our board of directors as a whole has responsibility for overseeing our risk management. The board of directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the board of directors about the identification and assessment of key risks and our risk mitigation strategies. The full board of directors has primary responsibility for evaluating strategic and operational risk management, and for CEO succession planning. Our audit committee has the responsibility for overseeing our major financial and accounting risk exposures as well as legal and regulatory risk exposures. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Finally, our audit committee oversees our internal audit function. Our compensation & governance committee evaluates risks arising from our compensation policies and practices, as more fully described in "Executive Compensation—Compensation Discussion and Analysis—Compensation Risk Assessment." The audit committee and the compensation & governance committee provide reports to the full board of directors regarding these and other matters.
Compensation & Governance Committee Interlocks and Insider Participation
During 2016, our compensation & governance committee consisted of Messrs. Andreessen, Hastings, and Thiel. None of them has at any time in the last fiscal year been one of our officers or employees. Moreover, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation & governance committee during 2016.
Director Compensation
Non-Employee Director Compensation Arrangements
Each non-employee member of our board of directors receives an annual retainer fee of $50,000. Members of our audit committee (other than the chair) receive an annual retainer fee of $20,000, and the chair of our audit committee receives an annual retainer fee of $50,000.
Each of our non-employee directors who is an existing member of our board of directors as of the date of our annual stockholder meeting for each such year also will be eligible to receive an annual grant of RSUs equal to $300,000 divided by the average daily closing price of our Class A common stock in May of such year. These awards will be approved each year automatically on the later of June 1 or the date of our annual meeting of stockholders for the particular year. These awards will vest fully on the earlier of (i) May 15 of the following year or (ii) the date of our annual meeting of stockholders of the following year if the director does not stand for re-election or is not re-elected at such annual meeting, so long as the recipient is a director on such date.
In 2016, annual grants of 2,533 RSUs were made to each non-employee director, which was equal to $300,000 divided by the average daily closing price of our Class A common stock in May 2016. These RSUs vest on May 15, 2017, so long as the non-employee director is a member of our board of directors on such date.
New non-employee directors also will be eligible to receive a grant of RSUs in an amount and on terms to be approved by our board of directors at the time of appointment.
Our board of directors reviews non-employee director compensation arrangements on an annual basis and determined that our existing non-employee director compensation continues to be appropriate, such that no changes were recommended for 2017.
2016 Director Compensation
The following table presents the total compensation for each person who served as a member of our board of directors during 2016. Other than as set forth in the table and described more fully below, in 2016 we did not pay any fees to, make any equity awards to, or pay any other compensation to the members of our board of directors who served as members during 2016. Mr. Zuckerberg, Ms. Sandberg, and Mr. Koum do not receive compensation for their service as directors. Total compensation for Mr. Zuckerberg and Ms. Sandberg for services as employees is presented in "Executive Compensation—2016 Summary Compensation Table" below.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Marc L. Andreessen(2)(3)	90,000	296,006	—	386,006
Erskine B. Bowles(3)(4)	120,000	296,006	—	416,006
Reed Hastings(5)	50,000	296,006	—	346,006
Susan Desmond-Hellmann(3)(6)	90,000	296,006	—	386,006
Jan Koum(7)	—	—	1	1
Peter A. Thiel(8)	50,000	296,006	—	346,006
__________________________________________

(1)
Amounts reflect the aggregate grant date fair value of the RSUs without regard to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the director.

(2)	As of December 31, 2016, Mr. Andreessen held 2,533 RSUs, which will vest on May 15, 2017 so long as Mr. Andreessen is a member of our board of directors on such date.

(3)	Messrs. Andreessen and Bowles and Dr. Desmond-Hellmann each received a one-time retainer fee of $20,000 as members of a special committee of our board of directors established in 2015.

(4)	As of December 31, 2016, Mr. Bowles held 2,533 RSUs, which will vest on May 15, 2017 so long as Mr. Bowles is a member of our board of directors on such date.

(5)	As of December 31, 2016, Mr. Hastings held 2,533 RSUs, which will vest on May 15, 2017 so long as Mr. Hastings is a member of the board of directors on such date.

(6)
As of December 31, 2016, Dr. Desmond-Hellmann held 4,200 RSUs. Of these RSUs, 1,250 will vest in quarterly installments until February 15, 2017 and 417 RSUs will vest on May 15, 2017, subject to continued service to us through each vesting date, and the remaining 2,533 RSUs will vest on May 15, 2017 so long as Dr. Desmond-Hellmann is a member of our board of directors on such date.

(7)
Represents annual salary of $1 for service as an employee. As of December 31, 2016, Mr. Koum held 14,497,857 RSUs, all of which were granted to Mr. Koum in his capacity as an employee in connection with our acquisition of WhatsApp. Of these RSUs, 4,970,694 RSUs will vest in equal quarterly installments until November 15, 2017, 7,456,040 RSUs will vest in equal quarterly installments from November 15, 2017 until August 15, 2018, and the remaining 2,071,123 RSUs will vest on November 15, 2018, subject to continued service to us through each vesting date. Mr. Koum's grant will accelerate in full if he is involuntarily terminated without cause or resigns for good reason. Mr. Koum did not receive any compensation for his service as a director in 2016.

(8)	As of December 31, 2016, Mr. Thiel held 2,533 RSUs, which will vest on May 15, 2017 so long as Mr. Thiel is a member of our board of directors on such date.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Overview
This section explains our executive compensation philosophy, objectives, and design; our compensation-setting process; our executive compensation program components; and the decisions made in 2016 with respect to the compensation of each of our named executive officers. Our named executive officers for 2016, which consist of the executive officers who appear in "—2016 Summary Compensation Table" below, are:

•	Mark Zuckerberg, our founder, Chairman, and Chief Executive Officer (CEO);

•	Sheryl K. Sandberg, our Chief Operating Officer (COO);

•	David M. Wehner, our Chief Financial Officer (CFO);

•	Christopher K. Cox, our Chief Product Officer (CPO); and

•	Mike Schroepfer, our Chief Technology Officer (CTO).
Executive Compensation Philosophy, Objectives and Design
Philosophy. We are focused on our mission to give people the power to share and make the world more open and connected. We believe that Facebook is still in the early stages of this journey and that for us to be successful we must hire and retain people who can continue to develop our strategy, quickly innovate and build new products, bolster the growth of our user base and user engagement, and constantly enhance our business model.
To achieve these objectives, we need a highly talented team comprised of engineering, product, sales, and general and administrative professionals. We also expect our executive team to possess and demonstrate strong leadership and management capabilities.
Objectives. Our compensation programs for our named executive officers are built to support the following objectives:

•	attract the top talent in our leadership positions and motivate our executives to deliver the highest level of individual and team impact and results;

•	encourage our executives to model the important aspects of our culture, which include moving fast, being bold, communicating openly, focusing on impact, and building social value in the world;

•	ensure each one of our named executive officers receives a total compensation package that encourages his or her long-term retention;

•	reward high levels of performance with commensurate levels of compensation; and

•	align the interests of our executives with those of our stockholders in the overall success of Facebook by emphasizing long-term incentives.
Design. Our executive compensation program continues to be heavily weighted towards equity, in particular restricted stock units (RSUs), with cash compensation that is generally below market relative to executive compensation at our peer companies. We believe that equity compensation offers the best vehicle to focus our executive officers on our mission and the achievement of our long-term strategic and financial objectives, and to align our executive officers with the long-term interests of our stockholders.
We typically grant our executive officers an annual equity award with service-based vesting conditions where the commencement of vesting is deferred until a future date, as discussed further in "—Elements of Executive Compensation—Equity Compensation" below. When combined with the executives' prior equity awards, we believe that these additional awards represent a strong long-term retention tool and provide the executive officers with effective long-term equity incentives.

We evaluate our executive compensation program, including our mix of cash and equity compensation, on an annual basis or as circumstances require based on our business objectives and the competitive environment for talent. For the near future, we anticipate continuing our emphasis on pay-for-performance and long-term incentive compensation for our executive officers while increasing cash compensation in order to move closer to market relative to our peer companies.
Compensation Governance
The compensation & governance committee seeks to ensure sound executive compensation practices to adhere to our pay-for-performance philosophy while appropriately managing risk and aligning our compensation programs with long-term stockholder interests. The following practices were in effect during 2016:

•	the compensation & governance committee is comprised solely of independent directors;

•
the compensation & governance committee conducts an annual review and approval of our compensation strategy with assistance from its independent compensation consultant, Compensia, Inc. (Compensia), a national compensation consulting firm, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company;

•	the compensation & governance committee retains discretion on bonus payouts to enable it to respond to unforeseen events and adjust bonus payouts as appropriate;

•	we do not offer post-employment benefits; and

•
our compensation philosophy and related governance features are complemented by several specific practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	our executives are subject to company-wide policies that prohibit hedging activities, the pledging of our securities as collateral for loans, and engaging in short sales of our securities;

•	we offer limited perquisites that are for business-related purposes or necessary for the security of our CEO and COO; and

•	our executives participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.
Compensation-Setting Process
Role of Our Compensation & Governance Committee. The compensation & governance committee is responsible for overseeing all aspects of our executive compensation programs, including executive salaries, payouts under our bonus plan, the size and structure of equity awards, and any executive perquisites. The compensation & governance committee is solely responsible for determining the compensation of our CEO and reviews and approves compensation of our other executive officers.
Role of Management. In setting compensation for 2016, our CEO, our COO, and our Head of People advised the compensation & governance committee on our executive compensation programs and attended meetings of the compensation & governance committee. Our CEO and COO made recommendations to the compensation & governance committee regarding compensation for our executive officers other than for themselves because of their daily involvement with our executive team. No executive officer participated directly in the final deliberations or determinations regarding his or her own compensation package or was present during such determinations, except for our CEO who has requested that his base salary continue to be fixed at $1 per year.
Our management team and the compensation & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers, as further described in "—Compensation Risk Assessment" below.
Role of Compensation Consultant. The compensation & governance committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2016, the compensation & governance committee engaged the services of Compensia to advise the compensation & governance committee regarding the amount and types of compensation that we provide to our executives and how our compensation practices compared to the compensation practices of other companies. Compensia reports directly to the compensation & governance committee. Compensia does not provide any services to us other than the services provided to the compensation & governance committee. The compensation & governance committee has reviewed the independence of Compensia under applicable SEC and NASDAQ rules and believes that Compensia does not have any conflicts of interest in advising the compensation & governance committee.
Use of Comparative Market Data. We aim to compensate our executive officers at levels that are commensurate with the most competitive levels of compensation for executives in similar positions at a group of publicly-traded peer companies set forth below, with whom we compete for hiring and retaining executive talent (our Peer Group). The compensation & governance committee also considered the scope of responsibility of each executive officer, our current practice of maintaining minimal differentiation between the cash compensation packages of our executive officers, the unvested balances of equity awards held by each executive officer, as well as the compensation & governance committee's assessment of each executive officer's performance and impact on the organization. In determining 2016 compensation, the compensation & governance committee did not use a formula for taking into account these different factors.
We analyze market data for executive compensation at least annually using the most relevant published survey sources, information available from public filings and input from Compensia. Management and Compensia provided the compensation & governance committee with both cash and equity compensation data for our Peer Group, which was selected from companies that meet some or all of the criteria listed below:

•	technology or media company;

•	key talent competitor;

•	minimum revenue of $4 billion; and/or

•	minimum market capitalization of $50 billion.
Using this criteria as a baseline, the compensation & governance committee approved the following companies for inclusion in our Peer Group for 2016:

Adobe	Microsoft
Alphabet	Netflix
Amazon.com	Qualcomm
Apple	salesforce.com
Cisco Systems	SAP
eBay	The Walt Disney Company
EMC	Twitter
LinkedIn	VMware
Yahoo!

In January of 2016, our compensation & governance committee reviewed our executive compensation against this Peer Group to ensure that our executive officer compensation was competitive and sufficient to recruit and retain our executive officers. Compensia provided the compensation & governance committee with total cash compensation data (base salaries and cash bonus awards at target) and total compensation data (total cash compensation and equity compensation) at various percentiles. While the compensation & governance committee considered this data in determining executive officer compensation, we did not seek to benchmark our executive compensation to any pre-set "target" percentile of market. Rather, we sought to compensate our executive officers at a level that would allow us to successfully recruit and retain the best possible talent for our executive team. Furthermore, as our revenue and market capitalization have increased significantly over the last several years, the compensation & governance committee gives greater weight to the compensation levels of companies in our Peer Group that have higher revenue and market capitalization compared to other companies in the Peer Group when making decisions about the compensation of our executive officers. The compensation & governance committee also relies on the knowledge and experience of its members and our management in determining the appropriate compensation levels for our executive officers. Overall, Compensia's analysis of our Peer Group indicated that the target total cash compensation for our named executive officers approximated the 25th percentile of our peers. When equity compensation was factored in, without taking into account the effect of the deferred vesting start dates that are applicable to the equity compensation of our named executive officers, the target total direct compensation for our named executive officers, other than our CEO, fell between the 50th and 90th percentiles relative to the companies in the Peer Group.
In the third quarter of 2016, the compensation & governance committee reviewed the selection criteria and the companies in the Peer Group. Following that review, the compensation & governance committee decided to increase the minimum revenue criteria from $4 billion to $10 billion based on our revenue growth over the last several years. The compensation & governance committee also made changes to the composition of the Peer Group to better reflect the updated criteria as well as the current competitive and talent environment. Accordingly, we plan to use the following list of companies in our Peer Group for the 2017 executive compensation process:

Alphabet	PayPal Holdings
Amazon.com	Qualcomm
Apple	salesforce.com
CBS	The Walt Disney Company
Cisco Systems	Time Warner
Comcast	Twenty-First Century Fox
Microsoft	Twitter
Netflix	Verizon Communications
The compensation & governance committee expects to periodically review and update this Peer Group and the underlying criteria as our business and market environment continue to evolve.
Elements of Executive Compensation
Our executive officer compensation packages generally include:

•	base salary;

•	performance-based cash incentives; and

•	equity-based compensation in the form of RSUs.
We believe that our compensation mix supports our objective of focusing on at-risk compensation having significant financial upside based on company and individual performance. We expect to continue to emphasize equity awards because of the direct link that equity compensation provides between stockholder interests and the interests of our executive officers, thereby motivating our executive officers to focus on increasing our value over the long term.
Base Salary. The compensation & governance committee believes base salaries are a necessary element of compensation in order to attract and retain highly qualified executive officers. The compensation & governance committee reviews base salaries for our executive officers at least annually and may adjust them from time to time, if needed, to reflect changes in market conditions or other factors. Historically, our executive officers have received base salaries within a narrow range that was established when we were a smaller company with cash constraints, and based on our desire to maintain internal pay equity between executive officers and also relative to other key employees. As we have grown, we have increased base salaries for our executive officers (other than our CEO) with the goal of bringing salaries closer to current market levels over time.
In the first quarter of 2016, the compensation & governance committee decided to increase the base salaries of our named executive officers, other than our CEO, in order to continue to bring their salaries closer to those paid by our Peer Group companies to executives holding similar positions. Accordingly, our compensation & governance committee increased the base salary of Ms. Sandberg by $45,000, Mr. Wehner by $15,000 and Messrs. Cox and Schroepfer by $40,000. Following these 2016 salary increases, as noted above, these named executive officer salaries fell between the 25th and 50th percentiles of the salaries provided by our Peer Group companies for executives in similar positions. Previously, Mr. Zuckerberg has requested to receive a base salary of $1 per year and the compensation & governance committee continued to honor this request in 2016.

Named Executive Officer	2016 Base Salary
Mark Zuckerberg	$1
Sheryl K. Sandberg	$745,000
David M. Wehner	$665,000
Christopher K. Cox	$665,000
Mike Schroepfer	$665,000
Cash Bonuses. Our 2016 Bonus Plan (Bonus Plan) provides variable cash incentives, payable semi-annually, that are designed to motivate our executive officers to focus on company-wide priorities and to reward them for individual results and achievements. In 2016, the individual target bonus percentage for each named executive officer was unchanged from 2015 at 75% of such executive's base salary. After the 2016 base salary increases noted above, target total cash compensation (base salary plus target bonus) for named executive officers other than our CEO, approximated the 25th percentile of our Peer Group companies for executives in similar positions. All of our executive officers, except our CEO, participated in the Bonus Plan in 2016.
For 2016, there were two six-month performance periods under our Bonus Plan, which we refer to as First Half 2016 and Second Half 2016. For each performance period in 2016, the compensation & governance committee approved a set of company-wide priorities in order to focus our executive officers on key areas of performance for the period in question. The First Half 2016 and Second Half 2016 company priorities reflect operational and non-operational objectives established by our compensation & governance committee, in consultation with our CEO and CFO. The company-wide priorities do not have specific target levels associated with them for purposes of determining performance under the Bonus Plan, and our compensation & governance committee has complete discretion to determine the level of bonus payout for each performance period.
2016 Priorities and Company Performance Percentage. Our First Half 2016 company-wide priorities were as follows: grow our user base across all our products; increase sharing, engagement, and utility; continue to achieve revenue growth and significant savings from efficiency; improve product quality; improve our brand; and make progress toward our long-term investments. None of these priorities were assigned any specific weighting or dollar amount of the target bonus. The compensation & governance committee exercised its discretion in determining the company performance percentage for our First Half performance taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation & governance committee, as well as our overall business, engineering, and product development achievements. The First Half 2016 company performance percentage approved by the compensation & governance committee was 125%. The compensation & governance committee focused on our performance across all of the areas identified by the company-wide priorities, particularly the strength of sharing and engagement and our continued strong revenue growth.
Our Second Half 2016 company-wide priorities were as follows: grow our user base across all of our products; increase sharing, engagement, and utility; continue to achieve revenue growth and significant savings from efficiency; improve product quality; improve our brand; and make progress toward our long-term investments. None of these priorities were assigned any specific weighting or dollar amount of the target bonus. The compensation & governance committee exercised its discretion in determining the company performance percentage for our Second Half performance taking into account our delivery of results in the areas identified by the company-wide priorities approved by the compensation & governance committee, as well as our overall business, engineering, and product development achievements. The Second Half 2016 company performance percentage approved by the compensation & governance committee was 110%. The compensation & governance committee focused on our performance across all of the areas identified by the company-wide priorities, as well as other factors that impacted the company.
Bonus Plan Payouts. We calculate Bonus Plan payouts to each participant using the following formula:

Base Eligible Earnings ($)	x	Individual Bonus Target Percentage (%)	x	Individual Performance Percentage (%)	x	Company Performance Percentage (%)	=	Individual Bonus Payout ($)

Individual Performance Percentage. The individual performance percentage is based upon each executive's individual performance assessment for the performance period under consideration. Consistent with our pay-for-

performance philosophy, a higher performance assessment results in a higher individual percentage (and vice-versa) such that it is possible for an executive with a low assessment to get less than their target bonus payout, or no bonus payout whatsoever. In 2016, potential individual performance percentages under our Bonus Plan were 0%, 85%, 100%, 125%, 200%, or 300%. An executive meeting our expected high level of performance expectations would receive an individual performance percentage of 100%.
Individual performance assessments for each named executive officer were determined in the discretion of the compensation & governance committee following discussions with our CEO and our COO (except in the case of our COO when her individual performance assessment was being determined). The performance assessment determinations were based on an overall subjective assessment of each officer's performance and no single factor was determinative in setting bonus levels, nor was the impact of any individual factor on the bonus quantifiable. We operate in a rapidly evolving and highly competitive industry and we set a high bar for performance expectations for each one of our executive officers. The compensation & governance committee evaluates our executive officers based on their overall performance, impact, and results, as well as their demonstration of strong leadership, long-term vision, effective execution, and management capabilities. First Half 2016 and Second Half 2016 payout levels and achievements and considerations for each named executive officer were as follows:
Mark Zuckerberg. Mr. Zuckerberg did not participate in the Bonus Plan in 2016. Although Mr. Zuckerberg did not participate in the Bonus Plan, the compensation & governance committee separately assessed his performance as our CEO.
Sheryl K. Sandberg. Ms. Sandberg received $631,731 for the First Half 2016 bonus, which reflected her overall leadership and execution on business priorities, her contribution to growing revenue, continued strong growth in the number of advertisers on our platform, and her leadership in key policy matters. Ms. Sandberg received $661,904 for the Second Half 2016 bonus, which reflected the continued strong growth in business performance and revenue growth, her strategic guidance in various business and policy matters, and the continued strong growth in the number of advertisers on our platform.
David M. Wehner. Mr. Wehner received $571,154 for the First Half 2016 bonus, which reflected his overall leadership of our finance organization, and the delivery of a strategic long-range plan for the company. Mr. Wehner received $369,267 for the Second Half 2016 bonus, which reflected his strategic facilities planning for our growing workforce, development of our share repurchase program, and his recruitment of key leadership talent.
Christopher K. Cox. Mr. Cox received $563,942 for the First Half 2016 bonus, which reflected his overall leadership of the product organization, product innovations such as Facebook Live and 360 Photos, as well as continued growth in time spent with our products. Mr. Cox received $369,267 for the Second Half 2016 bonus, which reflected his leadership and continued strength in engagement and time spent with our products, enhancements to products such as News Feed, as well as progress in our brand efforts.
Mike Schroepfer. Mr. Schroepfer received $563,942 for the First Half 2016 bonus, which reflected his leadership and execution on our engineering priorities, recruitment of engineering leadership talent and the progress toward long-term goals in the areas of artificial intelligence and virtual reality. Mr. Schroepfer received $295,414 for the Second Half 2016 bonus, which reflected his overall leadership of the engineering team, continued strength in recruiting and developing teams to drive product development in new initiatives, and success in scaling operations to support our product strategies.
The following table summarizes the calculations that were used in determining the cash bonus paid to each of our named executive officers:

	Performance Period	Base Eligible Earnings ($)(1)	Individual Bonus Percentage (target bonus) (%)	Individual Performance Percentage (%)	Company Performance Percentage (%)	Individual Bonus Payout ($)
Sheryl K. Sandberg	First Half 2016	336,923	75	200	125	631,731
	Second Half 2016	401,154	75	200	110	661,904
	Total	738,077				1,293,635
David M. Wehner	First Half 2016	304,615	75	200	125	571,154
	Second Half 2016	358,077	75	125	110	369,267
	Total	662,692				940,421
Christopher K. Cox	First Half 2016	300,769	75	200	125	563,942
	Second Half 2016	358,077	75	125	110	369,267
	Total	658,846				933,209
Mike Schroepfer	First Half 2016	300,769	75	200	125	563,942
	Second Half 2016	358,077	75	100	110	295,414
	Total	658,846				859,356

(1)	Reflects actual earnings for 2016, which may differ from approved 2016 base salaries due to the effective dates of salary increases.
Equity Compensation. Most of our executive officers' target total direct compensation is delivered through equity awards. We use equity compensation to align our executive officers' financial interests with those of our stockholders, to attract industry leaders of the highest caliber, and to retain them for the long term. In addition to the initial equity award that each executive receives as part of his or her new hire package, the compensation & governance committee typically grants our executives additional equity awards each year as part of our company-wide equity refresher program. Additional equity awards for each of our executive officers are determined on a discretionary basis taking into account the following factors:

•
delivering equity values that are highly competitive when compared against those granted to executives with similar responsibilities by companies in our Peer Group that have higher revenue and market capitalization when compared to other companies in the Peer Group;

•	each executive officer's individual performance assessment, the results and contributions delivered during the year, as well as the anticipated potential future impact of each individual executive;

•	the size and vesting schedule of existing equity awards in order to maximize the long-term retentive power of all additional awards; and

•
the size of each executive officer's target total cash compensation (base salary plus cash bonus awards at target), which is generally lower than the cash compensation for executives with similar responsibilities at our Peer Group.

Based on the foregoing factors, in 2016, our compensation & governance committee granted each of our executive officers, other than our CEO, an award of RSUs with a specific "initial equity value" based on an estimated total value for each award before taking into account the deferred vesting considerations described below. The compensation & governance committee calculated the number of RSUs to be granted by dividing this initial equity value by $111.18 per share, which was the average closing price for the seven trading days following the announcement of our earnings for the fourth quarter of 2015 and the same price that was used for 2016 refresher awards to all other employees.
Vesting of 2016 RSU Awards. Due to our desire to provide incentives for our named executive officers to focus on long-term strategic and financial objectives, the compensation & governance committee deferred the vesting start dates of all 2016 RSU awards made to our named executive officers to a future date determined individually for each executive. As a result, the 2016 RSU awards generally will not begin to vest unless the recipient remains continuously employed by the company through future dates as described in the following paragraphs and in "—2016 Grants of Plan-Based Awards Table" below. The compensation & governance committee reviewed the size and vesting schedule for the remaining unvested portion of the outstanding equity award holdings of each of our named executive officers and agreed with the recommendation of our CEO and COO (except that our COO did not participate in discussions regarding her own equity compensation) that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our executive officers. Accordingly, the additional equity awards granted to our named executive officers in 2016 start vesting only after a portion of each executive's outstanding equity awards have vested. The 2016 RSU awards will vest quarterly over four years following the vesting start dates as described below. The compensation & governance committee believes that these deferred vesting schedules make the equity awards more valuable to us in retaining our executive officers and reflect our emphasis on our long-term success. For more information relating to the vesting schedules of these RSU awards, see "—2016 Grants of Plan-Based Awards Table" below.
2016 Equity Awards. Mr. Zuckerberg did not receive any additional equity awards in 2016 because our compensation & governance committee believed that his existing equity ownership position sufficiently aligns his interests with those of our stockholders.
Our other named executive officers received the following RSU awards in 2016:
Sheryl K. Sandberg. Ms. Sandberg received an equity award in the amount of 179,890 RSUs. This grant had an initial equity value of $20.0 million. These RSUs are subject to four-year quarterly vesting based on continued employment from and after a deferred vesting start date of May 15, 2019.
David M. Wehner. Mr. Wehner received an equity award in the amount of 134,920 RSUs. This grant had an initial equity value of $15.0 million. These RSUs are subject to four-year quarterly vesting based on continued employment from and after a vesting start date of November 15, 2016.
Christopher K. Cox. Mr. Cox received an equity award in the amount of 134,920 RSUs. This grant had an initial equity value of $15.0 million. These RSUs are subject to four-year quarterly vesting based on continued employment from and after a deferred vesting start date of February 15, 2020.
Mike Schroepfer. Mr. Schroepfer received an equity award in the amount of 134,920 RSUs. This grant had an initial equity value of $15.0 million. These RSUs are subject to four-year quarterly vesting based on continued employment from and after a deferred vesting start date of November 15, 2019.
Following the grants of these equity awards in March of 2016, the target total direct compensation for our named executive officers, other than our CEO, was between the 65th and 95th percentiles relative to the companies in our Peer Group.
Perquisites and Other Benefits
Consistent with the practices of many companies in our Peer Group, we provide certain perquisites to our named executive officers for the reasons described below.
Because of the high visibility of our company, our compensation & governance committee has authorized an "overall security program" for Mr. Zuckerberg to address safety concerns due to specific threats to his safety arising directly as a result of his position as our founder, Chairman, and CEO. We require these security measures for the company's benefit because of the importance of Mr. Zuckerberg to Facebook, and we believe that the costs of this overall security program are appropriate and necessary. We paid for the initial procurement, installation, and maintenance of security measures for Mr. Zuckerberg's personal residences, and we pay for the annual costs of security personnel. In addition, Mr. Zuckerberg uses private aircraft for personal travel in connection with his overall security program. On certain occasions, Mr. Zuckerberg may be accompanied by guests when using private aircraft. Although we do not consider Mr. Zuckerberg's overall security program to be a perquisite for his benefit for the reasons described above, the costs related to personal security for Mr. Zuckerberg at his residence and during personal travel, as well as the costs of private aircraft for personal travel, pursuant to Mr. Zuckerberg's overall security program are reported as other compensation to Mr. Zuckerberg in the "All Other Compensation" column in "—2016 Summary Compensation Table" below.
Our compensation & governance committee has also authorized a security program for Ms. Sandberg, including certain personal security measures, to address safety concerns resulting from her position as our COO. We require these security measures for the company's benefit because of the importance of Ms. Sandberg to Facebook, and we believe the costs are appropriate and necessary. The costs related to personal security for Ms. Sandberg are reported as other compensation to Ms. Sandberg in the "All Other Compensation" column in "—2016 Summary Compensation Table" below.

2016 Say on Pay Vote
We held a non-binding advisory stockholder vote on the compensation program for our named executive officers, commonly referred to as a "say on pay" vote, at our 2016 Annual Meeting of Stockholders. Over 90% of the voting power of shares voted at the 2016 Annual Meeting of Stockholders were cast in favor of our say on pay proposal. Our then compensation committee considered the result of this advisory vote to be an endorsement of our compensation program, policies, practices and philosophy for our named executive officers. Our compensation & governance committee will continue to consider the outcome of our say on pay votes and our stockholder views when making compensation decisions for our named executive officers.
Based on the results of a separate non-binding advisory stockholder vote on the frequency of future stockholder advisory votes regarding the compensation program of our named executive officers, commonly referred to as a "say on frequency" vote, held at our 2013 Annual Meeting of Stockholders, our board of directors determined that we will hold our say on pay vote every three years until the next required say on frequency vote. The next say on pay vote will take place in 2019.
162(m) Tax Deductibility
Section 162(m) of the Internal Revenue Code of 1986, as amended (Code), limits the amount that we may deduct from our federal income taxes for remuneration paid to our named executive officers (other than our CFO) to $1 million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of "performance-based compensation," as well as for the gain recognized by covered executive officers upon the exercise of qualifying compensatory stock options. In addition, "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held and through April 1, 2015. While our compensation & governance committee is mindful of the benefit to us of the full deductibility of compensation, our compensation & governance committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation & governance committee has not adopted a policy that requires that all compensation be deductible and, accordingly, gain recognized from RSUs granted after April 1, 2015 may be non-deductible. Our compensation & governance committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and our stockholders. In addition, because of the fact-based nature of the performance-based compensation exception under Section 162(m) and the limited availability of formal guidance thereunder, we cannot guarantee that any compensation arrangements intended to qualify for exemption under Section 162(m) will actually receive this treatment.
Compensation Risk Assessment
Our management team and the compensation & governance committee each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our named executive officers. In early 2017, Compensia, the compensation & governance committee's independent compensation consultant, performed an assessment, in conjunction with management, of our compensation plans, practices and policies and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company. The compensation & governance committee has reviewed this report and agreed with the conclusion. The objective of the assessment was to identify any compensation plans, practices or policies that may encourage employees to take unnecessary risk that could threaten the company. No such plans, practices or policies were identified. The risk assessment process included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and the overall compensation to ensure an appropriate balance between fixed and variable pay components and between short and long-term incentives.

2016 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2016, 2015, and 2014.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Mark Zuckerberg	2016	1	—	—	5,765,831(4)	5,765,832
CEO	2015	1	—	—	5,037,840(4)	5,037,841
	2014	1	—	—	6,213,106(4)	6,213,107
Sheryl K. Sandberg	2016	738,077	1,293,635	19,908,426	2,609,319(5)	24,549,457
COO	2015	715,385	1,265,193	15,465,667	1,252,724(5)	18,698,969
	2014	592,885	624,204	14,332,313	—	15,549,402
David M. Wehner	2016	662,692	940,421	14,931,596	9,566	16,544,275
CFO	2015	665,385	653,365	15,465,667	9,000	16,793,417
	2014	418,051	535,077	11,024,750	9,905	11,987,783
Christopher K. Cox	2016	658,846	933,209	14,931,596	9,538	16,533,189
CPO	2015	639,423	894,141	10,310,705	9,500	11,853,769
	2014	533,654	898,991	11,024,750	12,750	12,470,145
Mike Schroepfer	2016	658,846	859,356	14,931,596	9,377	16,459,175
CTO	2015	639,423	943,360	10,310,705	9,140	11,902,628
	2014	535,577	979,021	11,024,750	9,164	12,548,512
_______________________________________

(1)	Reflects actual earnings for 2016, 2015, and 2014, which may differ from approved 2016, 2015, and 2014 base salaries due to the effective dates of salary increases.

(2)
The amounts reported in the bonus column represent discretionary bonuses earned pursuant to our Bonus Plan. For more information about our executive officers' discretionary bonuses, see "—Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses" above.

(3)
Amounts reflect the aggregate grant date fair value of the RSUs of $110.67, $78.07, and $68.75 per share for 2016, 2015, and 2014, respectively, without regard to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer. The RSUs granted to Ms. Sandberg during 2016 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of May 15, 2019. The RSUs granted to Mr. Wehner during 2016 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2016. The RSUs granted to Mr. Cox during 2016 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of February 15, 2020. The RSUs granted to Mr. Schroepfer during 2016 provide for quarterly vesting based on continued employment over four years with a deferred vesting start date of November 15, 2019.

(4)
The amounts reported include approximately $4,891,441, $4,256,004, and $5,602,652 in 2016, 2015, and 2014, respectively, for costs related to personal security for Mr. Zuckerberg at his residences and during personal travel pursuant to Mr. Zuckerberg's overall security program. The amounts reported also include approximately $871,390, $775,011, and $610,454 in 2016, 2015, and 2014, respectively, for costs related to personal usage of private aircraft. For purposes of reporting the value of personal usage of private aircraft in this table, we use costs provided by the applicable charter company, which include passenger fees, fuel, crew, and catering costs. For more information regarding Mr. Zuckerberg's overall security program, as well as his personal usage of private aircraft, see "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

(5)
The amounts reported include $2,609,281 and $1,252,724 in 2016 and 2015, respectively, for costs related to personal security measures for Ms. Sandberg described in "Executive Compensation—Compensation Discussion and Analysis—Perquisites and Other Benefits."

2016 Grants of Plan-Based Awards Table
The following table presents, for each of the named executive officers, information concerning each grant of an equity award made during the year ended December 31, 2016. This information supplements the information about these awards set forth in the 2016 Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(1)
Mark Zuckerberg	—	—	—
Sheryl K. Sandberg	3/15/2016	179,890(2)	19,908,426
David M. Wehner	3/15/2016	134,920(3)	14,931,596
Christopher K. Cox	3/15/2016	134,920(4)	14,931,596
Mike Schroepfer	3/15/2016	134,920(5)	14,931,596
_______________________________________

(1)
Amounts reflect the grant date fair value of the RSUs of $110.67 per share without regard to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by the named executive officer.

(2)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(3)
The vesting condition was satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(4)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on May 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(5)
The vesting condition will be satisfied as to 1/16th of the total shares underlying the RSUs on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

2016 Outstanding Equity Awards at Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSUs held as of December 31, 2016.

Name	Option Awards					Stock Awards
	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Mark Zuckerberg	—	—	—	—	—	—	—
Sheryl K. Sandberg	7/23/2010	1,793,425	291,667(4)	10.39	7/22/2020	—	—
	10/18/2010	238,333	961,667(5)	15.00(6)	10/17/2020	—	—
	3/25/2011	—	—	—	—	299,761(7)	34,487,503
	5/3/2012	—	—	—	—	172,772(8)	19,877,419
	5/6/2013	—	—	—	—	549,828(9)	63,257,711
	3/17/2014	—	—	—	—	169,382(10)	19,487,399
	3/16/2015	—	—	—	—	198,100(11)	22,791,405
	3/15/2016	—	—	—	—	179,890(12)	20,696,345
David M. Wehner	5/6/2013	—	—	—	—	21,480(13)	2,471,274
	3/17/2014	—	—	—	—	130,293(14)	14,990,210
	3/16/2015	—	—	—	—	128,765(15)	14,814,413
	3/15/2016	—	—	—	—	134,920(16)	15,522,546
Christopher K. Cox	8/26/2009	—	—	—	—	90,960(17)	10,464,948
	8/26/2010	—	—	—	—	173,168(18)	19,922,978
	3/25/2011	—	—	—	—	359,713(19)	41,384,981
	5/3/2012	—	—	—	—	545,957(20)	62,812,353
	5/6/2013	—	—	—	—	429,553(21)	49,420,073
	3/17/2014	—	—	—	—	130,293(22)	14,990,210
	3/16/2015	—	—	—	—	132,070(23)	15,194,654
	3/15/2016	—	—	—	—	134,920(24)	15,522,546
Mike Schroepfer	1/12/2009(25)	525,913	—	1.85	1/11/2019	—	—
	8/19/2009(25)	1,091,148	—	2.95	8/18/2019	—	—
	8/26/2010	—	—	—	—	519,505(26)	59,769,050
	3/25/2011	—	—	—	—	239,809(27)	27,590,025
	5/3/2012	—	—	—	—	238,857(28)	27,480,498
	5/6/2013	—	—	—	—	429,553(29)	49,420,073
	3/17/2014	—	—	—	—	130,293(30)	14,990,210
	3/16/2015	—	—	—	—	132,070(31)	15,194,654
	3/15/2016	—	—	—	—	134,920(32)	15,522,546
_____________________________________

(1)	All of the outstanding equity awards described in the footnotes below were granted under our 2005 Stock Plan or 2012 Equity Incentive Plan.

(2)	With the exception of the stock option granted to Ms. Sandberg described in footnote (6) below, this column represents the fair value of a share of Class B common stock on the date of grant.

(3)
Represents the market value of the shares underlying the RSUs as of December 31, 2016, based on the official closing price of our Class A common stock, as reported on the NASDAQ Global Select Market, of $115.05 per share on December 31, 2016. This value assumes that the fair market value of the Class B common stock underlying the RSUs, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of

Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(4)
1/48th of the total number of shares subject to the original option grant vested on May 1, 2013. The remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to continued service to us through each vesting date.

(5)
260,000 of the total number of shares subject to the original option grant vest in equal monthly installments for a period of 48 months beginning on May 1, 2013, and, thereafter, the remaining shares subject to the option vest in equal monthly installments for a period of 12 months, subject to continued service to us through each vesting date.

(6)
The compensation committee set the option exercise price for this grant at $15.00 per share, a premium to the fair market value of a share of Class B common stock on the date of grant which was determined by our compensation committee to be $12.56 per share.

(7)
1/16th of the total shares underlying the original RSU grant vested on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(8)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(9)
1/16th of the total shares underlying the RSUs will vest on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(10)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(11)
1/12th of the total shares underlying the RSUs will vest on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/12th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(12)
1/16th of the total shares underlying the RSUs will vest on August 15, 2019. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(13)
1/16th of the total shares underlying the original RSU grant vested on February 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(14)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(15)
1/5th of the total shares underlying the original RSU grant vested on February 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/20th of the total number of shares subject to the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(16)
1/16th of the total shares underlying the RSUs vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares subject to the RSUs each quarter thereafter, subject to continued service to use through each vesting date.

(17)
1/48th of the total number of shares subject to the RSUs will vest on September 1, 2013. The remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to continued service to us through each vesting date.

(18)
1/16th of the total shares underlying the original RSU grant vested on August 15, 2013. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(19)
1/16th of the total shares underlying the original RSU grant vested on July 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(20)
1/16th of the total shares underlying the RSUs vested on February 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(21)
1/16th of the total shares underlying the RSUs will vest on August 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(22)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(23)	1/16th of the total shares underlying the RSUs will vest on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(24)
1/16th of the total shares underlying the RSUs will vest on May 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(25)
In connection with certain estate planning transfers, options to purchase an aggregate of 1,617,061 shares of Class B common stock were held by Michael Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11 and Michael T. Schroepfer and Erin Hoffman, Co-Trustees of the Clover Irrevocable, Non-Exempt Trust u/a/d 6/27/11 as of December 31, 2016.

(26)
1/16th of the total shares underlying the original RSU grant vested on August 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(27)
1/16th of the total shares underlying the original RSU grant vested on January 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(28)
1/16th of the total shares underlying the original RSU grant vested on November 15, 2014. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(29)
1/16th of the total shares underlying the RSUs will vest on February 15, 2018. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(30)
1/16th of the total shares underlying the original RSU grant vested on May 15, 2016. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(31)
1/16th of the total shares underlying the RSUs will vest on May 15, 2017. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

(32)
1/16th of the total shares underlying the RSUs will vest on February 15, 2020. The remaining shares underlying the RSUs vest at a rate of 1/16th of the total number of shares underlying the RSUs each quarter thereafter, subject to continued service to us through each vesting date.

On March 7, 2017, our compensation & governance committee approved RSU grants to our named executive officers. These RSUs were granted on March 15, 2017 as follows: Sheryl K. Sandberg— 150,819; David M. Wehner— 150,819; Christopher K. Cox— 150,819; and Mike Schroepfer— 150,819. These RSUs will vest quarterly based on continued employment over four years with deferred vesting start dates of November 15, 2018 for Ms. Sandberg, November 15, 2020 for Mr. Cox, and November 15, 2018 for Mr. Schroepfer. Mr. Wehner’s RSU grant has a vesting start date of February 15, 2017.
2016 Option Exercises and Stock Vested
The following table presents, for each of the named executive officers, the number of shares of our common stock acquired upon the exercise of stock options and the vesting and settlement of RSUs during 2016 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(3)
Mark Zuckerberg	—	—	—	—
Sheryl K. Sandberg	1,414,908	156,626,441	511,619	58,325,600
David M. Wehner	—	—	195,882	22,330,681
Christopher K. Cox	—	—	752,664	86,286,354
Mike Schroepfer	442,512(4)	51,247,910	752,704	86,285,216
________________________________________

(1)
These values assume that the fair market value of the Class B common stock underlying certain of the RSUs and options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the option.

(3)
The aggregate value realized upon the vesting and settlement of an RSU represents the aggregate market price of the shares of our Class A common stock or Class B common stock (which is assumed to be equal to our Class A common stock as described in footnote (1) above) on the date of settlement.

(4)	Consists of 442,512 shares of Class B common stock issued upon exercise of stock options held by Mr. Schroepfer and Erin Hoffman, Co-Trustees of the HS Trust u/a/d 9/28/11.
Employment Agreements and Offer Letters
We have entered into employment agreements or offer letters with each of the named executive officers. These agreements provide for at-will employment and generally include the named executive officer's initial base salary, and an indication of eligibility for an annual cash incentive award opportunity. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement.
Mark Zuckerberg
We entered into an amended and restated offer letter with Mr. Zuckerberg, our founder, Chairman, and CEO, in January 2012. This offer letter agreement has no specific term and constitutes at-will employment. Mr. Zuckerberg's annual base salary as of December 31, 2016 was $1, and he is not eligible to receive bonus compensation under our Bonus Plan.
Sheryl K. Sandberg
We entered into an amended and restated employment agreement with Ms. Sandberg, our COO and a member of our board of directors, in January 2012. The employment agreement has no specific term and constitutes at-will employment. Ms. Sandberg's annual base salary as of December 31, 2016 was $745,000, and she is eligible to receive semi-annual bonus compensation under our Bonus Plan.
David M. Wehner
We entered into an amended and restated offer letter with Mr. Wehner, our CFO, in August 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Wehner's annual base salary as of December 31, 2016 was $665,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Christopher K. Cox
We entered into an amended and restated offer letter with Mr. Cox, our CPO, in May 2014. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Cox's annual base salary as of December 31, 2016 was $665,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Mike Schroepfer
We entered into an amended and restated offer letter with Mr. Schroepfer, our CTO, in January 2012. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Schroepfer's annual base salary as of December 31, 2016 was $665,000, and he is eligible to receive semi-annual bonus compensation under our Bonus Plan.
Potential Payments upon Termination or Change in Control
None of our named executive officers are entitled to payments or acceleration of vesting with respect to equity awards held by such named executive officers in connection with a termination or a change in control.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers made or threatened to be made a party to an action or proceeding, by reason of the fact that he or she serves or served in such capacity at our request to the maximum extent not prohibited by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees, and other agents as set forth in the Delaware General Corporation Law or any other applicable law.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers, and other key employees, in addition to the indemnification provided for in our amended and restated bylaws and other applicable law. These agreements, among other things, require us to indemnify our directors, executive officers, and other key employees for certain expenses, including attorneys' fees, judgments, penalties fines, and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services to us, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer, director or employee. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances. Our executive officers and directors are required to conduct all purchase or sale transactions under a Rule 10b5-1 plan.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2016.

Plan Category	(a) Total Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-average Exercise Price Of Outstanding Options, Warrants and Rights($)(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(2)	82,414,016	7.78	73,136,668
Equity compensation plans not approved by security holders(3)	21,860,576	N/A	N/A
____________________________________

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.

(2)	Prior to our initial public offering, we granted awards under our 2005 Stock Plan. Following our initial public offering, we granted awards under our 2012 Equity Incentive Plan.

(3)
Consists of shares of Class A common stock issuable upon the settlement of non-plan RSU awards made pursuant to Section 5635(c)(4) of the NASDAQ rules to two employees in connection with the commencement of their service to us following our acquisition of WhatsApp.

REPORT OF THE COMPENSATION & GOVERNANCE COMMITTEE
This report of the compensation & governance committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
Our compensation & governance committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation & governance committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION & GOVERNANCE COMMITTEE
Reed Hastings (Chair)
Marc L. Andreessen
Peter A. Thiel

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 2,364,340,210 shares of Class A common stock and 533,627,121 shares of Class B common stock outstanding at March 31, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, restricted stock units (RSUs) or other convertible securities held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025.

Name of Beneficial Owner	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark Zuckerberg(2)	2,627,554	*	410,758,857	77.0	53.4
Shares subject to voting proxy(3)	—	*	48,892,913	9.2	6.3
Total(2)(3)	2,627,554	*	459,651,770	86.1	59.7
Sheryl K. Sandberg(4)	2,263,083	*	1,834,104	*	*
David M. Wehner(5)	131,211	*	—	*	*
Christopher K. Cox(6)	303,362	*	203,398	*	*
Mike Schroepfer(7)	628,400	*	1,598,951	*	*
Marc L. Andreessen(8)	175,165	*	379,429	*	*
Erskine B. Bowles(9)	39,046	*	—	*	*
Susan D. Desmond-Hellmann(10)	27,366	*	—	*	*
Reed Hastings(11)	133,454	*	—	*	*
Jan Koum(12)	28,717,925	1.2	—	*	*
Peter A. Thiel(13)	220,718	*	54,995	*	*
All executive officers and directors as a group (13 persons)(14)	35,569,204	1.5	463,764,105	86.3	60.4
Other 5% Stockholders:
Dustin Moskovitz(15)	—	*	48,892,913	9.2	6.3
Eduardo Saverin(16)	5,957,214	*	47,233,360	8.9	6.2
Entities affiliated with BlackRock(17)	135,250,799	5.7	—	—	1.8
Entities affiliated with Fidelity(18)	134,239,115	5.7	—	—	1.7
Entities affiliated with Vanguard(19)	151,218,766	6.4	—	—	2.0
___________________________________

*	Less than 1%.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 5,207,492 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg Trust dated July 7, 2006 (2006 Trust); (ii) 3,873,371 shares of Class B common stock held of record by Mark Zuckerberg, Trustee of the Chan Zuckerberg Foundation; (iii) 540,081 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 1 dated May 8, 2014; (iv) 995,521 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 2 dated May 8, 2014; (v) 1,091,952 shares of Class A common stock held of record by Mark Zuckerberg, Trustee of The Mark Zuckerberg 2014 GRAT No. 3 dated May 8, 2014; and (vi) 401,677,994 shares of Class B common stock held of record by CZI Holdings, LLC (CZI). The 2006 Trust is the sole member of CZI. Mr. Zuckerberg is the sole trustee of the 2006 Trust and, therefore, is deemed to have sole voting and investment power over the securities held by CZI.

(3)
Consists of shares of our Class B common stock beneficially owned by Mr. Moskovitz over which, except under limited circumstances, Mr. Zuckerberg holds an irrevocable proxy, pursuant to a voting agreement between Mr. Zuckerberg, us, and Mr. Moskovitz with respect to certain matters, as indicated in footnote (15) below. We do not believe that the parties to the voting agreement constitute a "group" under Section 13 of the Securities Exchange Act of 1934, as amended, as Mr. Zuckerberg exercises voting control over these shares.

(4)
Consists of (i) 2,226,230 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of Sheryl K. Sandberg Revocable Trust UTA dated September 3, 2004; (ii) 23,824 shares of Class A common stock held of record by Sheryl K. Sandberg, Trustee of the Sandberg-Goldberg Family Trust dated September 3, 2004; (iii) 1,715,971shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2017; and (iv) 13,029 shares of Class A common stock and 118,133 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(5)
Consists of (i) 88,055 shares of Class A common stock held of record by Mr. Wehner and (ii) 43,156 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(6)
Consists of (i) 179,325 shares of Class A common stock held of record by Mr. Cox; (ii) 76,945 shares of Class A common stock held of record by Christopher Cox, Trustee of the Christopher K. Cox Revocable Trust; (iii) 28,816 shares of Class A common stock held of record by the Remainder Interest Trust Created Under the Christopher K. Cox 2009 Annuity Trust dated 5/29/2009; and (iv) 18,276 shares of Class A common stock and 203,398 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(7)
Consists of (i) 610,124 shares of Class A common stock held of record by Mr. Schroepfer; (ii) 26,940 shares of Class B common stock held by Mr. Schroepfer and Erin Hoffmann as Co-Trustees of The Clover Irrevocable Nonexempt Trust u/a/d 6/27/11 which are issuable upon exercise of options exercisable within 60 days of March 31, 2017; (iii) 1,391,353 shares of Class B common stock held by Mr. Schroepfer and Erin Hoffmann as Co-Trustees of the HS Trust u/a/d 9/28/11 which are issuable upon exercise of options exercisable within 60 days of March 31, 2017; and (iv) 18,276 shares of Class A common stock and 180,658 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(8)
Consists of (i) 172,632 shares of Class A common stock held of record by The Andreessen 1996 Living Trust (Andreessen Living Trust); (ii) 2,533 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017; (iii) 224,239 shares of Class B common stock held by Andreessen Horowitz Fund III, L.P., as nominee (AH Fund), and (iv) 155,190 shares of Class B common stock to be received by AH Parallel Fund III, L.P., as nominee (AHPF). Mr. Andreessen and JPMorgan Chase Bank, N.A. (successor-in-interest to J.P. Morgan Trust Company, N.A.) are the trustees of the Andreessen Living Trust, and may be deemed to share voting and investment power over the securities held by the Andreessen Living Trust. AH Equity Partners III, L.L.C. (AHEP) is the general partner of AH Fund. Mr. Andreessen is one of the managing members of AHEP and, therefore, may be deemed to share voting and investment power over the securities held by AH Fund. AH Equity Partners III (Parallel), L.L.C. (AHEP Parallel) is the general partner of AHPF. Mr. Andreessen is one of the managing members of AHEP Parallel and, therefore, may be deemed to share voting and investment power over the securities held by AHPF. The address of Andreessen Living Trust, AH Fund, and AHPF is 2865 Sand Hill Road, Suite 101, Menlo Park, California 94025.

(9)
Consists of (i) 36,513 shares of Class A common stock held of record by Mr. Bowles and (ii) 2,533 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(10)
Consists of (i) 24,416 shares of Class A common stock held of record by Nicholas S. Hellmann and Susan D. Desmond-Hellmann as the co-trustees of the Hellmann Family Trust and (ii) 2,950 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(11)
Consists of (i) 83,075 shares of Class A common stock held of record by Mr. Hastings; (ii) 47,846 shares of Class A common stock held of record by the Hastings-Quillin Family Trust dated 05/13/1996 (Hastings Trust); and (iii) 2,533 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017. Mr. Hastings is one of the trustees of the Hastings Trust.

(12)
Consists of (i) 12,891,877 shares of Class A common stock held of record by Jan Koum, Trustee of the Butterfly Trust U/A/D 1/20/2004; (ii) 2,370,448 shares of Class A common stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust V U/A/D 4/29/2015; (iii) 2,236,923 shares of Class A common stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust VI U/A/D 8/5/2015; (iv) 2,060,265 shares of Class A common stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust VII U/A/D 10/20/2015; (v) 2,103,543 shares of Class A common stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust VIII U/A/D 1/29/2016; (vi) 3,500,000 shares of Class A Common Stock held of record by Jan Koum and BNY Mellon Trust of Delaware, Co-Trustees of the Jan Koum Trust IX U/A/D 4/13/2016; (vii) 1,314,746 shares of Class A common stock held of record by Jan Koum, Trustee of The Jan Koum Family Trust U/A/D 4/29/2014; (vii) 997,450 shares of Class A common stock held of record by BNY Mellon Trust of Delaware, Trustee of The Jan Koum Family Trust II, U/A/D 2/4/2015; and 1,242,673 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(13)
Consists of (i) 3,778 shares of Class A common stock held of record by Mr. Thiel; (ii) 214,407 shares of Class A common stock held of record by Rivendell One LLC (Rivendell); (iii) 2,533 shares of Class A common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017; (iv) 41,631 shares of Class B common stock held of record by The Founders Fund IV, LP (FF); and (v) 13,364 shares of Class B common stock held of record by The Founders Fund IV Principals Fund, LP (FFPF). Mr. Thiel is the beneficial owner of Rivendell and has voting and investment power over the securities held by Rivendell. Mr. Thiel is one of the managers of the general partner of each of FF and FFPF, and, therefore, may be deemed to have voting and investment power over the securities held by these entities.

(14)
Consists of (i) 34,173,558 shares of Class A common stock; (ii) 460,086,194 shares of Class B common stock; (iii) 3,134,264 shares of Class B common stock issuable upon exercise of options exercisable within 60 days of March 31, 2017; and (iv) 1,395,646 shares of Class A common stock and 543,647 shares of Class B common stock issuable upon the settlement of RSUs releasable within 60 days of March 31, 2017.

(15)
Consists of 42,062,058 shares of Class B common stock held of record by Dustin A. Moskovitz, Trustee of The Dustin A. Moskovitz Trust dated December 27, 2005 (Moskovitz 2005 Trust) and 6,830,855 shares of Class B common stock held of record by Dustin Moskovitz, Trustee of The Dustin Moskovitz 2008 Annuity Trust dated March 10, 2008 (Moskovitz 2008 Trust). Mr. Moskovitz is trustee, co-trustee or beneficiary of the Moskovitz 2005 Trust and the Moskovitz 2008 Trust. The address of Mr. Moskovitz is 394 Pacific Avenue, 2nd Floor, San Francisco, California 94111. All of the shares held by the Moskovitz 2005 Trust and the Moskovitz 2008 Trust are subject to a voting agreement in favor of Mr. Zuckerberg referred to in footnote (3) above. Mr. Moskovitz did not respond to our request for ownership information with respect to our Class A common stock in connection with the preparation of this proxy statement and we are not affiliated with Mr. Moskovitz or any other person that has access to such ownership information, so this disclosure is based on information obtained from our transfer agent and other information available to us as of March 31, 2017.

(16)
Consists of (i) 5,957,214 shares of Class A common stock and (ii) 47,233,360 shares of Class B common stock held of record by Eduardo Saverin. This does not include information relating to the shares of Class A common stock or Class B common stock over which Mr. Saverin has direct or indirect economic interest but has no voting or investment power. The address of Mr. Saverin is c/o 9 Raffles Place, #42-02 Republic Plaza, Singapore 048619.

(17)
Based on information reported by BlackRock, Inc. on Schedule 13G filed with the SEC on January 24, 2017. Of the shares of Class A common stock beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to 135,221,068 shares, shared dispositive power with respect to 29,731 shares, sole voting power with respect to 116,231,674 shares, and shared voting power with respect to 29,731 shares. BlackRock, Inc. listed its address as 55 East 52nd Street, New York, New York 10055.

(18)
Based on information reported by FMR LLC on Schedule 13G/A filed with the SEC on February 14, 2017. Of the shares of Class A common stock beneficially owned, FMR LLC reported that is has sole dispositive power with respect to all of the shares and sole voting power with respect to 15,694,481 shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

(19)
Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 10, 2017. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it has sole dispositive power with respect to 147,182,746 shares, shared dispositive power with respect to 4,036,020 shares, sole voting power with respect to 3,637,484 shares, and shared voting power with respect to 429,476 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

RELATED PARTY TRANSACTIONS
Since January 1, 2016, aside from the executive officer and director compensation arrangements discussed in, "Executive Officers, Directors, and Corporate Governance" and "Executive Compensation" above, we did not have any transactions to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Review, Approval or Ratification of Transactions with Related Parties
We have adopted a related-party transactions policy to comply with Section 404 of the Securities Exchange Act of 1934, as amended, under which our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related-party transaction with us without the consent of our audit committee. If the related party is, or is associated with, a member of our audit committee, the transaction must be reviewed and approved by our compensation & governance committee. Any request for us to enter into a transaction with a related party must first be presented to our legal department for review. Our legal department then refers any transaction with a related party in which the amount involved exceeds $120,000 and such party would have a direct or indirect material interest to our audit committee for review, consideration and approval. If advance approval of a transaction between a related party and our company was not feasible or was not obtained, the transaction must be submitted to the legal department for review as soon as reasonably practicable for determination of whether the transaction constituted a related-party transaction. The legal department then refers such transaction to the audit committee, at which time the audit committee considers whether to ratify and continue, amend and ratify, or terminate or rescind such related-party transaction.

REPORT OF THE AUDIT COMMITTEE
This report of the audit committee is required by the Securities and Exchange Commission (SEC) and, in accordance with the SEC's rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (Securities Act), or under the Securities Exchange Act of 1934, as amended (Exchange Act), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed "soliciting material" or "filed" under either the Securities Act or the Exchange Act.
The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee's function is more fully described in its charter.
Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP (EY), our independent registered public accounting firm for 2016, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.
The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2016 with management and with EY. These audited financial statements are included in our Annual Report on Form 10-K for the year ended December 31, 2016 (Annual Report).
The audit committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding "Communications with Audit Committees."
The audit committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding EY's communications with the audit committee concerning independence, and has discussed with EY its independence from us.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report for filing with the SEC.
THE AUDIT COMMITTEE
Marc L. Andreessen
Erskine B. Bowles (Chair)
Susan D. Desmond-Hellmann

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission (SEC) require our directors, executive officers and persons who own more than 10% of our Class A common stock to file reports of their ownership and changes in ownership of our Class A common stock with the SEC. Based solely on our review of the reports filed during 2016 and questionnaires from our directors and executive officers, we determined that no director, executive officer, or beneficial owner of more than 10% of our Class A common stock failed to file a report on a timely basis during 2016, except for a late Form 4 filing by Sheryl Sandberg to report the sale of our Class A common stock pursuant to a Rule 10b5-1 trading plan dated August 29, 2016.

STOCKHOLDER COMMUNICATIONS
Stockholders may contact our board of directors about bona fide issues or questions about Facebook by sending a letter to the following address: c/o Facebook, Inc., 1601 Willow Road, Menlo Park, California, 94025, Attention: Board of Directors. Each communications should specify the applicable addressee or addressees to be contacted, the general topic of the communication, and the class and number of shares of our stock that are owned of record (if a record holder) or beneficially. If a stockholder wishes to contact the independent members of the board of directors, the stockholder should address such communication to the attention of the Lead Independent Director at the address above. Our legal department will initially receive and process communications before forwarding them to the addressee, and generally will not forward a communication that is unrelated to the duties and responsibilities of the board of directors, including communications the legal department determines to be primarily commercial in nature, is related to an improper or irrelevant topic, or is a request for general information about the company, its products, or services. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CODE OF CONDUCT
We have adopted a Code of Conduct that applies to members of our board of directors, our executive officers, employees, contractors, consultants, and others working on our behalf. The Code of Conduct is available on our website at http://investor.fb.com/governance.cfm. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on our website at the address specified above.

PROPOSAL ONE:

ELECTION OF DIRECTORS
The following individuals, all of whom are currently serving on our board of directors, are nominated for election this year:

•	Marc L. Andreessen

•	Erskine B. Bowles

•	Susan D. Desmond-Hellmann

•	Reed Hastings

•	Jan Koum

•	Sheryl K. Sandberg

•	Peter A. Thiel

•	Mark Zuckerberg
Directors will be elected by a plurality of the votes of the shares of our Class A common stock and Class B common stock present in person or represented by proxy at the 2017 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the eight nominees receiving the highest number of affirmative votes will be elected. If elected, each of these individuals will serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our board of directors may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director. Mr. Bowles previously reached our mandatory retirement age of 70. However, in accordance with our corporate governance guidelines, our board of directors has granted a waiver to allow Mr. Bowles to be nominated for election to the board of directors at the Annual Meeting.
Unless otherwise provided by law, any vacancy on the board of directors, including a vacancy created by an increase in the authorized number of directors, may be filled by the stockholders, by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
The relevant experiences, qualifications, attributes, or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section entitled "Executive Officers, Directors, and Corporate Governance."
The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2017, and recommends that the stockholders vote for ratification of such appointment. Ernst & Young LLP has been engaged as our independent registered public accounting firm since 2007. The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2017 Annual Meeting of Stockholders (Annual Meeting) and voting affirmatively or negatively on the proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We expect representatives of Ernst & Young LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Audit fees(1)	$7,629	$6,774
Audit-related fees(2)	436	257
Tax fees(3)	6,305	4,989
All other fees(4)	130	132
Total fees	$14,500	$12,152
_________________________________
(1) Audit fees consist of the aggregate fees billed for professional services rendered for (i) the audit of our annual financial statements included in our Annual Report on Form 10-K and a review of financial statements included in our Quarterly Reports on Form 10-Q, (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years, and (iii) accounting consultations.
(2) Audit-related fees consist of attest services related to information systems.
(3) Tax fees in 2016 include $3.1 million for tax compliance projects and $3.2 million for tax advisory projects. Tax fees in 2015 include $2.7 million for tax compliance projects and $2.3 million for tax advisory projects.
(4) All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.
The audit committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services, and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.
All of the services of Ernst & Young LLP for 2016 and 2015 described above were pre-approved by the audit committee.
The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP.

STOCKHOLDER PROPOSALS
Proposals Three through Seven (the Stockholder Proposals) are proposals we received from our stockholders. If the proponents of these proposals, or representatives who are qualified under state law, are present at our Annual Meeting and submit the proposals for a vote, then the proposals will be voted upon. The Stockholder Proposals, including any supporting statements, are included exactly as submitted to us by the proponents of these proposals. The board of directors’ recommendation on each proposal is presented immediately following our opposing statement to the proposal. We will promptly provide you with the name, address, and, to our knowledge, the number of voting securities held by the proponents of the Stockholder Proposals, upon receiving a written or oral request directed to: Facebook, Inc., 1601 Willow Road, Menlo Park, California 94025, Attention: Corporate Secretary.

PROPOSAL THREE:
STOCKHOLDER PROPOSAL REGARDING CHANGE IN STOCKHOLDER VOTING
RESOLVED:
Shareholders request that our Board take all practicable steps in its control toward initiating and adopting a recapitalization plan for all outstanding stock to have one vote per share. This would include efforts at the earliest practicable time toward encouragement and negotiation with Class B shareholders to request that they relinquish, for the common good of all shareholders, any preexisting disproportionate rights. This is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.
SUPPORTING STATEMENT:
By allowing certain stock to have more voting power than others, our company takes our public shareholder money but does not let us have an equal voice in our company’s management. Facebook founder Mark Zuckerberg personally controls the firm with over 52% of the vote, though he owns only 14.36% of the economic value of the firm.
Without a voice, shareholders cannot hold management accountable. This is most apparent in last year’s vote to approve a third, non-voting, share of stock which has been described as a move that specifically sought to ensure that Mr. Zuckerberg retain control of our Company despite his plan to transfer the majority of his Facebook stock over time to the “Chan Zuckerberg Initiative LLC, an actual corporation under his control that can even turn a profit.”
Despite that almost 1.5 billion shares of stock voted AGAINST the creation of the non-voting class, Mr. Zuckerberg’s voting power alone was able to vote in the creation of the class. And despite the high percentage of insider votes, the 2016 version of this proposal at our company won almost 1 billion “FOR” votes, illustrating investor support of this proposal.
Our company’s own 10-K describes the risk of the current share system: “As a stockholder, even a controlling stockholder, Mr. Zuckerberg is entitled to vote his shares, and shares over which he has voting control as governed by a voting agreement, in his own interests, which may not always be in the interests of our stockholders generally,” especially were Mr. Zuckerberg to resign from management and the board.
Independent analyst, GMI, said that Facebook’s poor governance has been an unmistakable warning sign for investors since the beginning. Facebook’s board consists of THREE inside directors, THREE large investors, and two more directors who either have substantial related party transactions with Facebook or were nominated to our board by Mr. Zuckerberg himself. After criticism for a lack of board diversity, Facebook’s response was to nominate the company’s COO to serve as director. This added another insider to the board, rather than a meaningfully independent voice.
Furthermore, GMI’s report concludes that the corporate governance practices of Facebook board do not appear to be well aligned with sustainable shareholder interests - it rated our company a “D.”
Please vote to protect shareholder value, vote FOR Proposal Three.

FACEBOOK OPPOSING STATEMENT
We are focused on our mission of giving people the power to share and make the world more open and connected. If we focus on this mission and build useful and engaging products and services, we believe we will create the most value for our stockholders over the long term. Our board of directors believes that our capital structure contributes to our stability and insulates our board of directors and management from short-term pressures, which allows them to focus on our mission and long-term success.
We believe that our success is due in large part to the leadership of our founder and CEO, Mark Zuckerberg, whose vision has guided us from our inception. Mr. Zuckerberg is invested in our long-term success, and under his guidance we have established a track record of creating value for our stockholders. Our board of directors believes that Mr. Zuckerberg has been, and will continue to be, a crucial part of our long-term success.
Each of the non-employee members of our board of directors is independent under applicable SEC and NASDAQ rules, and each of the committees of our board of directors is comprised entirely of independent directors. In addition, Dr. Susan D. Desmond-Hellmann serves as our Lead Independent Director. We believe the independent members of our board of directors provide valuable guidance to management, including Mr. Zuckerberg, and are critical to our long-term success.
The dual class capital structure with two classes of common stock (Class A common stock with one vote per share and Class B common stock with ten votes per share) was implemented in 2009, well before our initial public offering and all of our investors who purchased shares of our Class A common stock in our initial public offering and after were aware of our capital structure, which is disclosed in detail in our public filings with the SEC.
In addition, our stockholders rejected a substantially similar proposal at each of our last three annual meetings of our stockholders.
We believe that our capital structure is in the best interests of our stockholders and that our current corporate governance structure is sound and effective. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FOUR:
STOCKHOLDER PROPOSAL REGARDING A LOBBYING REPORT
Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether Facebook’s lobbying is consistent with Facebook’s expressed goals and in the best interests of stockholders.
Resolved, the stockholders of Facebook, Inc. (“Facebook”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by Facebook used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	Facebook’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s decision making process and the Board’s oversight for making payments described in sections 2 and 3 above.
For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Facebook is a member.
Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.
The report shall be presented to the Audit Committee or other relevant oversight committees and posted on the company’s website.
Supporting Statement
As stockholders, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation, both directly and indirectly. Facebook spent $15.77 million in 2013 and 2014 on direct federal lobbying activities (opensecrets.org). This figure does not include expenditures to influence legislation in states, where Facebook also lobbies but disclosure requirements are uneven or absent. For example, Facebook spent $334,000 lobbying in California for 2013 and 2014 (http://cal-access.ss.ca.gov/). Facebook’s lobbying on the Cybersecurity Information Sharing Act has drawn media attention (“Facebook Accused of ‘Secretly Lobbying’ for Cyber Bill,” The Hill, Oct. 26, 2015).
We commend Facebook for ending its membership in the American Legislative Exchange Council in 2015 (“Facebook to Cut Ties with Conservative Policy Group,” San Francisco Chronicle, Sept. 24, 2014). However, serious disclosure gaps remain. Facebook belongs to many trade associations, including the Chamber of Commerce, which spent over $124 million lobbying in 2014 and has spent over $1 billion on lobbying since 1998. Yet Facebook’s level of funding for the Chamber is secret. Facebook does not disclose its payments to, trade associations or the amounts used for lobbying.
Transparent reporting would reveal whether company assets are being used for objectives contrary to Facebook’s long-term interests. For example, Facebook signed the American Business Act on Climate Pledge, yet the Chamber is aggressively attacking the EPA on its Clean Power Plan to address climate change (“Move to Fight Obama’s Climate Plan Started Early,” New York Times, Aug. 3, 2015).
We urge support for this proposal.

FACEBOOK OPPOSING STATEMENT
We publicly disclose our approach to political engagement, the organizations and groups we work with, our quarterly lobbying reports, and more in our political engagement report, which is updated regularly (http://newsroom.fb.com/news/h/facebook-political-engagement/).
We believe it is our responsibility to engage in political, legislative, and regulatory processes to advance laws and policies that are in the best interests of our company, our stockholders, and the people who use our services. It is important for Facebook to develop relationships with elected officials and candidates for public office who share our vision of an open Internet and a culture of innovation. As one of the world’s most valuable technology companies, our continued success and long-term profitability is dependent on the legal, regulatory, and public policy decisions that affect our business. We recognize the importance of our involvement in petitioning government with respect to topics that are relevant to our business and believe that such involvement is proper and necessary.
We have practices in place to ensure the appropriate disclosure and oversight of our lobbying and political activities. Our corporate political activities are conducted with the oversight of our Vice President of U.S. Public Policy, who works with senior management and our public policy and legal teams to ensure that our activities are consistent with our public policy objectives and to ensure compliance with applicable disclosure laws, including the timely filing of required reports. In addition, our lobbying and political activities are subject to applicable laws, including those that require us to disclose our lobbying and political activities. We are committed to compliance with these laws. For example, information about the contributions of the Facebook, Inc. PAC are available through the Federal Election Commission through http://docquery.fec.gov/cgi-bin/fecimg/?C00502906, and disclosures filed under the Lobbying Disclosure Act are available through http://disclosures.house.gov/ld/ldsearch.aspx.
We also work with a number of industry and trade groups that represent diverse views and communities. We seek to participate in conversations about the issues that directly affect our company and the experience of the people who use our services. We choose these organizations because they are engaged in meaningful dialogue about either the Internet or the local communities in which we operate. While in many instances our work is ongoing, often our participation in these groups is limited to a single issue or set of issues, specific to a particular legislative body, and takes place over a short period of time. We do not always agree with every policy or position that individual organizations or their leadership take. Therefore, our membership should not be viewed as an endorsement of any particular organization or policy. We believe it is in the best interests of the company to work with such groups because of the general business, technical, and industry standard-setting expertise provided by these organizations. These groups also provide a forum to discuss important issues faced by technology companies and are often helpful for the purpose of building a consensus amongst organizations with similar interests and advocating in favor of those interests.
As stated above, we already produce a public political engagement report. This proposal seeks to impose additional requirements on us that are not required by law and are not standard amongst other companies, including our competitors. If we were to comply with the requirements of this proposal, it could put our company at a relative disadvantage to our competitors and result in an unnecessary use of company resources.
In addition, our stockholders rejected a substantially similar proposal at our annual meeting of stockholders in 2016 and 2014.
It is our belief that our current lobbying and political activities are a necessary and important part of our efforts to achieve long-term success, and that additional reporting with respect to those activities is not necessary and would not be beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL FIVE:
STOCKHOLDER PROPOSAL REGARDING FALSE NEWS
WHEREAS: In the same year that the Oxford English Dictionary crowned its international word of the year, “post-truth,” Facebook has faced sharp criticism for providing a financial mechanism supporting fabricated content or “fake news” on the Internet.
The “fake news” controversy undermines a core tenet of US democracy - an informed electorate. A December 2016 Pew Research survey found 64 percent of Americans say fabricated news stories cause a great deal of confusion about basic facts of current issues and events. This view was shared widely across incomes, education levels, and partisan affiliations.
Buzzfeed reports in the last three months of the presidential campaigns, false headlines generated more shares, reactions and comments than the 20 best performing mainstream news stories.
Although Facebook has announced that it will experiment with strategies designed to “address fake news and hoaxes” - including make it easier for users to report, and working with third-party fact-checking organizations - the problem is complex.
The Wall Street Journal reports Yann LeCun, Facebook’s director of artificial intelligence, told reporters artificial intelligence technology could be used to address fake news but “the ethical questions his team considers deserve more attention, such as how AI can be properly tested without causing harm and how it can be designed to avoid systematic bias.”
LeCun questioned: “What’s the trade-off between filtering and censorship? Freedom of experience and decency?”
Facebook is highly vulnerable, as fake news promoters are spamming their way to visibility for fake news through strategically gaming Facebook’s algorithms and publishing platform.
In light of the societal crisis generated by the explosion of fake news and related hate speech, failure to effectively manage this issue creates public policy risk. Free speech rights and freedom of expression are also at risk in the face of information blacklists, censorship, legal liability or regulation.
Pew Research found about half of both U.S. Republicans and Democrats say the government has a “great deal of responsibility” to prevent the spread of “fake news.” The German government is contemplating a law to levy fines if Facebook does not promptly remove fake news posts. Handling of such content has profound implications for the Company’s brand and reputation.
RESOLVED: Shareholders request Facebook issue a report (at reasonable cost, omitting proprietary or legally privileged information) reviewing the public policy issues associated with fake news enabled by Facebook. The report should review the impact of current fake news flows and management systems on the democratic process, free speech, and a cohesive society, as well as reputational and operational risks from potential public policy developments.
SUPPORTING STATEMENT:
The proponents recommend the report include:

•	The extent to which Facebook blocks posts, ads or spamming from fake news sites;

•	Strategies and policies to appropriately manage the issue without impact on free speech;

•	The extent to which technology, staff or third-parties evaluate fabricated content claims.

FACEBOOK OPPOSING STATEMENT

Our mission is to give people the power to share and make the world more open and connected. Facebook is an open platform for all ideas, and we also want to make sure Facebook is a safe place for the people that use it. Our terms of service govern our relationship with users. Our community standards govern what type of sharing is allowed on Facebook, and what type of content may be reported to us and removed. Our policies include prohibitions against spammers who use misleading or inaccurate information to artificially collect likes, followers, or shares and contacting people for commercial purposes without their consent. Facebook also removes hate speech, which includes content that directly attacks people based on their race, ethnicity, national origin, religious affiliation, sexual orientation, sex, gender, or gender identity, or serious disabilities or diseases.
People tell us they want to see authentic content on our platform, so we have been working to address the issue of false news and hoaxes for years. In December 2016, we previewed some of the new things we're working on in this space. We are testing updates to News Feed where people can more easily report stories. We are working with independent third-party fact checking organizations and use the reports from our community, along with other signals, to send stories to these organizations. If the fact checking organizations identify a story as false, it will get flagged as disputed and there will be a link to the corresponding article explaining why. Stories that have been disputed may also appear lower in News Feed. We also prevent spammers' abilities to spoof domains, which reduces the prevalence of sites that pretend to be real publications.
In addition, our advertising policies prohibit ads that contain content leading to external landing pages that provide an unexpected or disruptive experience. This includes misleading ad positioning, such as overly sensationalized headlines, and leading people to landing pages that contain minimal original content and a majority of unrelated or low quality ad content.
Given our existing terms of service, community standards, and other policies that govern the types of content that may be shared or prohibited, our board of directors believes that preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.

The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SIX:
STOCKHOLDER PROPOSAL REGARDING A GENDER PAY EQUITY REPORT
Whereas:
The median income for women working full time in the United States is reported to be 79 percent of that of their male counterparts. This 10,800 dollar disparity can add up to nearly half a million dollars over a career. The gap for African America and Latina women is 60 percent and 55 percent respectively. At the current rate, women will not reach pay parity until 2059.
A 2016 Glassdoor study finds an unexplained 5.9 percent gender pay gap in the Information Technology industry after statistical controls, noting “many tech jobs top the list for largest gender pay gaps.” Technology-industry recruiting firm Dice reports men earned nearly 10,000 dollars more than women on average in 2014. Glassdoor’s 2014 Tech Company Base Salary Comparison By Gender reports women Software Engineers at Facebook earn 5,949 dollars less than their male counterparts.
In the tech industry, only 36 percent of women hold entry level positions and female representation declines as job title advances, with only 19 percent in c-suite positions (2016 McKinsey & Co).
At Facebook, approximately 33 percent of our Company’s employees are women, and women account for only 27 percent of our firm’s leadership.
A large body of evidence suggests diversity in leadership leads to better performance. McKinsey & Company states, “the business case for the advancement and promotion of women is compelling” and has found companies with highly diverse executive teams boasted higher returns on equity, earnings performance, and stock price growth. Best practices to address this underleveraged opportunity include “tracking and eliminating gender pay gaps.”
Mercer finds actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”
Regulatory risk exists as the Paycheck Fairness Act pends before Congress. The Equal Employment Opportunity Commission has proposed rules requiring wage gap reporting. California, Massachusetts, New York, and Maryland have passed some of the strongest equal pay legislation to date.
The Wall Street Journal reports, “Research attributes salary inequalities to several factors-from outright bias to women failing to ask for raises.” A Harvard University economist concluded the gap stems from women making less in the same jobs. As much as 40 percent of the wage gap may be attributed to discrimination.
S&P 500 peers companies including Intel, Apple, Expedia, Adobe, Amazon, Microsoft, and eBay have publically reported and committed to gender pay equity.
Resolved: Shareholders request Facebook prepare a report by December 2017, omitting proprietary information and prepared at reasonable cost, on the Company’s policies and goals to reduce the gender pay gap.
The gender pay gap is defined as the difference between male and female median earnings expressed as a percentage of male earnings according to the Organization for Economic Cooperation and Development.
Supporting Statement: A report adequate for investors to assess Facebook’s strategy and performance would include the percentage pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation, policies to address that gap, methodology used, and quantitative reduction targets.

FACEBOOK OPPOSING STATEMENT
At Facebook, we build products to connect the world which means we need a team that understands and reflects many different communities, backgrounds, and cultures. To this end, we are committed to building a more diverse workforce, and we believe diversity, including gender diversity, is central to our mission. Beginning in 2014, we committed to publish our global gender diversity and U.S. ethnic diversity workforce data annually, which, for 2016, can be found at http://newsroom.fb.com/news/2016/07/facebook-diversity-update-positive-hiring-trends-show-progress/.
We have taken additional steps to diversify our workforce including growing the capacity of our recruiting team and creating and expanding internship programs for women and minorities. For example, in 2013 we started Facebook University (FBU), a training program for college freshman that is targeted primarily for undergraduate college students from underrepresented groups who demonstrate interest in STEM/CS. In 2015, we expanded FBU to include FBU for Business, and in 2016, we announced that we hired a handful of former trainees as full-time employees. Additionally, in 2015, we rolled out comprehensive “managing bias training” which we now share publicly (http://managingbias.fb.com/). We also frequently engage with the public and our stockholders with respect to our diversity efforts through our official Diversity Page for Facebook (https://www.facebook.com/facebookdiversity).
In addition to investing in building a more diverse Facebook, we are also working towards a more diverse tech workforce overall. In partnership with LeanIn.Org, LinkedIn, and the Anita Borg Institute, we launched Computer Science & Engineering (CS&E) Lean In Circles to bring together small groups of women (and some men) to support one another as they pursue careers in computer science and engineering. There are now over 250 CS&E circles on university campuses around the world. The program is continuing to expand through Lean Internship Circles for students interning at more than 85 companies in the Bay Area, with recent expansion into New York City. We also partner with many pipeline programs focused on diversity in the tech industry, including Girls Who Code and Code 2040.
We remain deeply committed to building a workplace that reflects a broad range of diverse characteristics, including experience, gender, culture, and many other characteristics. For many years, we have been reviewing compensation for fairness and to ensure pay equity. As we have previously shared, we complete thorough statistical analyses to compare the compensation of men and women performing similar work, and at Facebook, men and women earn the same (https://www.facebook.com/lori/posts/10101565060418174).
In addition, our stockholders rejected a substantially similar proposal at our annual meeting of stockholders in 2016.
Given our ongoing compensation practices and diversity efforts, and that we have previously shared that we have pay parity, our board of directors believes that the preparation of the report contemplated by this proposal is unnecessary and not beneficial to our stockholders. Therefore, our board of directors recommends that our stockholders vote against this proposal.
The board of directors recommends a vote AGAINST the stockholder proposal.

PROPOSAL SEVEN:
STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT CHAIR
RESOLVED: Shareowners of Facebook, Inc. request the Board of Directors to adopt a policy, and amend the bylaws as necessary, to require the Chair of the Board to be an independent member of the Board. This independence policy shall apply prospectively so as not to violate any contractual obligation. The policy should provide that (i) if the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the policy within 60 days of that determination; and (ii) compliance with this policy is waived if no independent director is available and willing to serve as Chair.
SUPPORTING STATEMENT:
Facebook CEO Mark Zuckerberg has also been Facebook’s board Chair since 2012. We believe the combination of these two roles in a single person weakens a corporation’s governance, which can harm shareholder value. As Intel’s former chair Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”
In our view, shareholder value is enhanced by an independent board chair who can provide a balance of power between the CEO and the board and support strong board leadership. Independent board leadership is sorely needed at Facebook following the board’s decision in 2016 to approve a new capital structure which reduced the rights of Class A shareholders without requiring a majority vote of those shareholders (https://www.nytimes.com/2016/12/13/business/dealbook/a-potential-hitch-in-zuckerbergs-stock-plan-for-facebook.html).
Facebook’s corporate governance score as of January 23, 2017 was 10, the highest level of risk (http://finance.yahoo.com/quote/FB/profile?p=FB). This score is provided by Institutional Shareholder Services (ISS), an advisor to institutional investors regarding corporate governance risks of companies in their investment portfolios. ISS recommended a vote against directors Desmond-Hellman, Andreesen and Bowles at the 2016 annual meeting for their role in the creation of Class C shares, saying “the committee failed to faithfully represent the interests of the holders of Class A stock in negotiating a self-interested transaction that was brought to the board by the controlling shareholder.” An independent board chair is a necessary first step to put Facebook’s board on the path to effective representation of the interests of all shareholders.
We believe that independent board leadership would be particularly constructive at Facebook as our company faces increasing criticism regarding its perceived role in the promotion of misleading news; censorship, hate speech and alleged inconsistencies in the application of Facebook’s community standards guidelines and content policies; targeting of ad views based on race; collaboration with law enforcement and other government agencies; and calls for public accountability    regarding the human rights impacts of Facebook’s practices (http://www.forbes.com/sites/kathleenchaykowski/2017/01/18/facebook-should-do-more-toaddress-censorship-and-harassment-issues-rights-groups-say/#61a55b4alc33).
We urge shareholders to vote for this proposal.

FACEBOOK OPPOSING STATEMENT
We believe that our current board structure is effective in supporting strong board leadership. Implementing the proposal is unnecessary because the leadership structure of our board of directors already provides for independent leadership and oversight of management. Dr. Desmond-Hellman currently serves as our Lead Independent Director, whose role is to serve as a liaison between our Chairman, Mr. Zuckerberg, and the independent directors. Our Lead Independent Director role ensures effective representation of the interests of all stockholders. Further, five out of our eight directors are independent, and we have audit and compensation & governance committees comprised solely of independent directors. We believe the independent members of our board of directors provide valuable guidance to management, including Mr. Zuckerberg, and are critical to our long-term success.
Forcing a division between our Chairman and our CEO could harm our performance and be detrimental to interests of our stockholders. Our board of directors currently has no established policy on whether or not to have a non-executive chairman and believes that it should make that judgment based on circumstances and experience. Our board of directors currently believes that the most effective leadership model is that Mr. Zuckerberg serves as both Chairman and CEO. Mr. Zuckerberg, as our founder, has guided us from inception and is invested in our success. We believe our board of directors is functioning effectively under its current structure, and that the current structure provides appropriate oversight protections. We do not believe that requiring the Chairman to be independent will provide appreciably better direction and performance, and instead could cause uncertainty, confusion, and inefficiency in board and management function and relations.
The board of directors recommends a vote AGAINST the stockholder proposal.

OTHER BUSINESS
The board of directors does not presently intend to bring any other business before the 2017 Annual Meeting of Stockholders (Annual Meeting), and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
Whether or not you expect to attend the Annual Meeting, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

FACEBOOK, INC.
1601 WILLOW ROAD
MENLO PARK, CA 94025

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

STOCKHOLDER MEETING REGISTRATION:
To vote and/or attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E27799-P86899 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FACEBOOK, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Marc L. Andreessen
02) Erskine B. Bowles
03) Susan D. Desmond-Hellmann
04) Reed Hastings
05) Jan Koum
06) Sheryl K. Sandberg
07) Peter A. Thiel
08) Mark Zuckerberg

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Facebook, Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
3. A stockholder proposal regarding change in stockholder voting.	☐	☐	☐
4. A stockholder proposal regarding a lobbying report.	☐	☐	☐
5. A stockholder proposal regarding false news.	☐	☐	☐
6. A stockholder proposal regarding a gender pay equity report.	☐	☐	☐
7. A stockholder proposal regarding an independent chair.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E27800-P86899

FACEBOOK, INC.
Annual Meeting of Stockholders
June 1, 2017 11:00 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints David M. Wehner and Colin S. Stretch, and each of them, as proxy holders with full power of substitution and authority to act in the absence of the other, each to vote with respect to shares of the Company's capital stock for which proxies will be solicited for use in connection with the Annual Meeting of Stockholders, to be held on June 1, 2017 at the Pullman San Francisco Bay located at 223 Twin Dolphin Drive, Redwood City, California 94065, beginning at 11:00 a.m. Pacific Time, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

V.1.1